UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DAVE & BUSTER’S ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2017

To Our Shareholders:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Dave & Buster’s Entertainment, Inc. at the W Dallas – Victory Hotel, 2440 Victory Park Lane, Dallas, TX 75219, on June 8, 2017, at 8:30 a.m. local time.

The matters expected to be addressed at the meeting are described in detail in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or, upon your request, after receipt of paper copies of the proxy materials. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. You may also request a paper copy of the proxy card to submit your vote, if you prefer. If you have voted by the Internet, by mail or by telephone and later decide to attend the Annual Meeting, you may come to the meeting and vote in person. We do encourage you to vote by Internet.

We look forward to seeing you at the meeting.

Sincerely,

Stephen M. King

Chief Executive Officer

DAVE & BUSTER’S ENTERTAINMENT, INC.

2481 Mañana Drive

Dallas, TX 75220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders of Dave & Buster’s Entertainment, Inc. will be held at the W Dallas – Victory Hotel, 2440 Victory Park Lane, Dallas, TX 75219 on June 8, 2017, at 8:30 a.m., local time, for the following purposes:

1.	To elect the eight directors named in the Proxy Statement, each to serve for one year or until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending February 4, 2018.

3.	To amend our Third Amended and Restated Certificate of Incorporation to allow for a majority voting standard for uncontested elections of directors

4.	To amend our Third Amended and Restated Certificate of Incorporation to eliminate supermajority vote provisions for amending our Certificate of Incorporation.

5.	To amend our Third Amended and Restated Certificate of Incorporation to eliminate the supermajority vote provisions for amending our Bylaws.

6.	To amend our Third Amended and Restated Certificate of Incorporation to eliminate obsolete provisions.

7.	To cast an advisory vote on executive compensation.

8.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Beginning on April 26, 2017, we sent to all shareholders entitled to vote at the Annual Meeting a Notice Regarding the Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. Only shareholders of record at the close of business on April 13, 2017, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Jay L. Tobin

Senior Vice President,

General Counsel and Secretary

Dallas, Texas

April 26, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 8, 2017.

The Company’s Proxy Statement and Annual Report on Form 10-K are available at http://edocumentview.com/play.

DAVE & BUSTER’S ENTERTAINMENT, INC.

Proxy Statement

For the Annual Meeting of Shareholders

To Be Held on June 8, 2017

Page

The Meeting	1

Proposal No. 1 – Election of Directors	4

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm	7

Proposal No. 3 – To Amend Our Third Amended and Restated Certificate of Incorporation to Allow for a Majority Voting Standard for Uncontested Elections of Directors	8

Proposal No. 4 – To Amend our Third Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Vote Provisions for Amending our Certificate of Incorporation	9

Proposal No. 5 – To Amend our Third Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Vote Provisions for Amending our Bylaws	10

Proposal No. 6 – To Amend our Third Amended and Restated Certificate of Incorporation to Eliminate Obsolete Provisions	11

Proposal No. 7 – Advisory Vote on Executive Compensation	12

Directors and Corporate Governance	13

Security Ownership of Certain Beneficial Owners and Management	19

Executive Officers	21

Executive Compensation	23

Transactions with Related Persons	46

Report of the Audit Committee	47

Section 16(a) Beneficial Ownership Reporting Compliance	47

Shareholder Proposals	47

Other Business	48

Where You Can Find More Information	48

Appendix A – Fourth Amended and Restated Certificate of Incorporation of Dave & Buster’s Entertainment, Inc.	A-1

DAVE & BUSTER’S ENTERTAINMENT, INC.

2481 Mañana Drive, Dallas, Texas 75220

PROXY STATEMENT

April 26, 2017

THE MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Dave & Buster’s Entertainment, Inc., a Delaware corporation (sometimes referred to herein as “we,” “us,” “our” or the “Company”), for use at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the W Dallas – Victory Hotel, 2440 Victory Park Lane, Dallas, TX 75219, on June 8, 2017, at 8:30 a.m. local time. We posted this Proxy Statement and the accompanying proxy on or about April 26, 2017, to our website at www.daveandbusters.com, and mailed notice on or about April 26, 2017 to all shareholders entitled to vote at the Annual Meeting.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 13, 2017, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 13, 2017, we had             million shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our shareholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

Proposal No. 1 – Election of Directors: Directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the eight nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal No. 1.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm: Requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 2. Brokers are permitted to exercise their discretion and vote without specific instruction on this matter. Accordingly, there are no broker non-votes.

Proposal No. 3 – Amendment of Third Amended and Restated Certificate of Incorporation to Allow for a Majority Voting Standard for Uncontested Elections of Directors: Requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstensions will count the same as votes against Proposal No. 3. Broker non-votes will have no effect on Proposal No. 3.

Proposal No. 4 – Amendment of Third Amended and Restated Certificate of Incorporation to Eliminate Supermajority Vote Provisions for Amending our Certificate of Incorporation: Requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstensions will count the same as votes against Proposal No. 4. Broker non-votes will have no effect on Proposal No. 4.

Proposal No. 5 – Amendment of Third Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Vote Provisions for amending our Bylaws: Requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstensions will count the same as votes against Proposal No. 5. Broker non-votes will have no effect on Proposal No. 5.

Proposal No. 6 – Amendment of Third Amended and Restated Certificate of Incorporation to Eliminate Obsolete Provisions: Requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstensions will count the same as votes against Proposal No. 6. Broker non-votes will have no effect on Proposal No. 6.

Proposal No. 7 – Advisory Vote on Executive Compensation: Requires the affirmative vote of the holders of a majority in voting power of stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstensions will count the same as votes against Proposal No. 7. Broker non-votes will have no effect on Proposal No. 7.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting or vote by completing, dating and signing the accompanying proxy and promptly returning it in the envelope enclosed with the paper copies of the proxy materials, or electronically through the Internet by following the instructions included on your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal; or in the case of the election of directors, as a vote “for” election to the Board of all nominees presented by the Board.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, The NASDAQ Stock Market LLC (“NASDAQ”) rules grant your broker discretionary authority to vote on “routine” proposals. The ratification of the appointment of the independent public accounting firm in Proposal No. 2 is the only item on the agenda for the Annual Meeting that is considered routine. Where a proposal is not “routine,” a broker who has received no instructions from a client does not have discretion to vote such client’s uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the shareholder.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original distribution of the proxies and other soliciting materials, the Company and/or its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone, or email. Following the original distribution of the proxies and other soliciting materials, we will request that banks, brokers and other nominees distribute the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in distributing soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by (a) a subsequent proxy that is submitted via telephone or Internet no later than 1:00 a.m., Central Time, on June 8, 2017, (b) a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or (c) attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of their previously reported voting instructions, they must contact their bank, broker or other nominee directly.

Delivery of Documents to Shareholders Sharing an Address

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple shareholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us by mail at Dave & Buster’s Entertainment, Inc., 2481 Mañana Drive, Dallas, TX 75220; Attn: Investor Relations or by email at investorrelations@daveandbusters.com. You may also request additional copies of the proxy materials by notifying us in writing at the same address or email address. shareholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Proxy Materials

Beginning on April 26, 2017, we mailed notice to all shareholders entitled to vote at the Annual Meeting a Notice Regarding the Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials you may notify us at the email address and mailing address provided above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Your proxy will be used to vote FOR the election of all of the nominees named below unless you abstain from or vote against the nominees when you send in your proxy. The Company’s Board of Directors is presently comprised of nine members. Each of the nominees for election to the Board of Directors is currently a director of the Company. Alan J. Lacy has notified us that he/she will not stand for re-election to the Board of Directors. If elected at the Annual Meeting, each of the nominees will serve for one year or until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the shareholders may vote for a substitute nominee chosen by the present Board to fill a vacancy. In the alternative, the shareholders may vote for just the remaining nominees leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board.

The names of the nominees for election as directors at the Annual Meeting, including their ages as of April 26, 2017, are included below.

Nominee	Age	Position	Year Elected Director
Victor L. Crawford(1)(4)	55	Director	2016
Hamish A. Dodds(1)(4)	60	Director	2017
Michael J. Griffith(1)(5)	60	Director	2011
Jonathan S. Halkyard(1)(3)(7)	52	Director	2011
Stephen M. King	59	Chief Executive Officer and Director	2006
Patricia H. Mueller(2)(3)	54	Director	2015
Kevin M. Sheehan(4)(6)	63	Director	2011
Jennifer Storms(2)	45	Director	2016

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Nominating and Corporate Governance Committee

(4) Member of the Finance Committee

(5) Chair of the Compensation Committee

(6) Chair of the Audit Committee

(7) Chair of the Finance Committee

Victor L. Crawford has served as Chief Operating Officer for the Healthcare, Education and Facilities businesses of Aramark, a leading global provider of food, facilities and uniform services to education, healthcare, business and industry, and sports, leisure and corrections clients, since September 2012. Mr. Crawford served in various capacities, most recently as President, North America, of Pepsi Beverage Company, a division of PepsiCo, Inc., from 2005 to September 2012. Prior to that, Mr. Crawford served in various capacities with Marriott International, Inc., most recently as Chief Operating Officer, Eastern Division, North American Lodging

operations from 2000 to 2005. Mr. Crawford has served on our Board of Directors since August 2016. Mr. Crawford brings substantial food and beverage, distribution, hospitality, and strategic experience to our Board of Directors.

Hamish A. Dodds served as President and Chief Executive Officer for Hard Rock International, an owner, operator, and franchisor of restaurants, hotels, casinos, and live music venues in over seventy countries, from 2004 until 2017. Mr. Dodds previously served as the Chief Executive Officer of CabCorp, a fully integrated beverage company in Central America, and as division president for PepsiCo Beverages covering South America, Central America, and the Caribbean. Mr. Dodds is a fellow member of the Institute of Charter Management Accountants and has served in a variety of general management and financial positions for PepsiCo, The Burton Group (now Arcadia Group) in the United Kingdom, and Overseas Containers, Ltd. Mr. Dodds serves on the board of directors of Pier 1 Imports, Inc. Mr. Dodds has served on our Board of Directors since April 2017. He brings substantial hospitality, international, retail, and consumer goods experience to our Board of Directors.

Michael J. Griffith has served as President and Chief Executive Officer of EAT Club, Inc., the largest business-focused online lunch delivery company in the United States, since July 2016. Mr. Griffith served as Vice Chairman of Activision Blizzard, Inc., a worldwide online, personal computer, console, handheld, and mobile game publisher from March 2010 to August 2016. Previously, Mr. Griffith served as President and Chief Executive Officer of Activision Publishing, Inc., (“Activision”), prior to its merging with Blizzard Entertainment, Inc., from June 2005 to March 2010. Prior to joining Activision, Mr. Griffith served in a number of executive level positions at The Procter & Gamble Company from 1981 to 2005, including President of the Global Beverage Division from 2002 to 2005, Vice President and General Manager of Coffee Products from 1999 to 2002, and Vice President and General Manager of Fabric & Home Care—Japan and Korea and Fabric & Home Care Strategic Planning—Asia from 1997 to 1999. Mr. Griffith has served on our Board of Directors since October 2011 and serves as Chair of our Compensation Committee. Mr. Griffith brings substantial industry, financial and leadership experience to our Board of Directors.

Jonathan S. Halkyard has served as Chief Financial Officer of Extended Stay America Inc., the largest owner/operator of company branded hotels in North America, since January 2015. From September 2013 to January 2015, Mr. Halkyard served as Chief Operating Officer of Extended Stay America. From July 2012 to September 2013, Mr. Halkyard served as Executive Vice President and Chief Financial Officer of NV Energy, Inc., a holding company providing energy services and products in Nevada, and its wholly owned utility subsidiaries, Nevada Power Company and Sierra Pacific Power Company. Mr. Halkyard served as Executive Vice President of Caesars Entertainment Corporation (formerly known as Harrah’s Entertainment, Inc.), one of the largest casino entertainment providers in the world (“Caesars”), from July 2005 until May 2012, and Chief Financial Officer from August 2006 until May 2012. Previously, Mr. Halkyard served Caesars as Treasurer from November 2003 through July 2010, Vice President from November 2002 to July 2005, Assistant General Manager-Harrah’s Las Vegas from May 2002 until November 2002 and Vice President and Assistant General Manager-Harrah’s Lake Tahoe from September 2001 to May 2002. Mr. Halkyard has served on our Board of Directors since October 2011 and serves as Chair of our Finance Committee. Mr. Halkyard brings substantial industry, financial and leadership experience to our Board of Directors.

Stephen M. King has served as the Chief Executive Officer and Director of the Company or its subsidiaries since September 2006. From March 2006 until September 2006, Mr. King served as our Senior Vice President and Chief Financial Officer. From 1984 to 2006, he served in various capacities for Carlson Restaurants Worldwide Inc., a company that owns and operates casual dining restaurants worldwide, including Chief Financial Officer, Chief Administrative Officer, Chief Operating Officer and, most recently, as President and Chief Operating Officer of International. Mr. King brings substantial industry, financial and leadership experience to our Board of Directors.

Patricia H. Mueller co-founded Mueller Retail Consulting, LLC (a company assisting retailers with branding, marketing, and interconnected retail strategies) in June 2016. From February 2011 to May 2016, she served as Senior Vice President and Chief Marketing Officer of The Home Depot, Inc. (the world’s largest home improvement retailer). Ms. Mueller served as Vice President, Advertising of The Home Depot, Inc. from September 2009 to February 2011. Ms. Mueller also served on the board of The Home Depot Foundation. Ms. Mueller previously served as Senior Vice President of Marketing and Advertising of The Sports Authority, Inc. from September 2006 to August 2009, Vice President of Advertising of American Signature, Inc. from September 2004 to August 2006 and held senior roles with Value Vision, Inc./ShopNBC from 1999 to 2004, including Senior Vice President TV Sales & Promotions, Senior Vice President Strategic Development and Senior Vice President Marketing & Programming. Ms. Mueller has served on our Board of Directors since April 2015 and brings substantial marketing, advertising and retail experience to our Board of Directors.

Kevin M. Sheehan has served as the President and Chief Executive Officer of Scientific Games Corporation since August 2016. From February 2015 to June 2016, Mr. Sheehan was the John J. Phelan, Jr. Distinguished Professor in the Robert B. Willumstad School of Business at Adelphi University. Mr. Sheehan served as President of NCL Corporation Ltd., a leading global cruise line operator (“Norwegian”), from August 2010 through January 2015 (and previously from August 2008 through March 2009) and Chief Executive Officer of Norwegian from November 2008 through January 2015. Mr. Sheehan also served as Chief Financial Officer of Norwegian from November 2007 until September 2010. Before joining Norwegian, Mr. Sheehan spent two and one-half years consulting to private equity firms including Cerberus Capital Management LP (2006-2007) and Clayton Dubilier & Rice (2005-2006). From August 2005 to January 2008, Mr. Sheehan served on the faculty of Adelphi University as Distinguished Visiting Professor—Accounting, Finance and Economics. Prior to that, Mr. Sheehan served a nine-year career with Cendant Corporation, most recently serving as Chairman and Chief Executive Officer of its Vehicle Services Division (including global responsibility for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Fleet Management and Wright Express). Mr. Sheehan serves on the Board of Directors, as Chairman of the Audit Committee, and as a member of the Compensation Committee of New Media Investment Group Inc. (one of the largest publishers of locally based print and online media in the United States) and serves on the Board of Directors of Bob Evans Farms, Inc. (an owner and operator of full-service restaurants and a leading producer and distributor of refrigerated and frozen foods). Mr. Sheehan has served on our Board of Directors since October 2011 and is the Chair of our Audit Committee. Mr. Sheehan brings substantial investment, financial and business experience to our Board of Directors.

Jennifer Storms has served as Chief Marketing Officer for NBC Sports Group, a division of NBCUniversal, one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news and information, since October 2015. Ms. Storms served in various capacities, most recently as Senior Vice President, Global Sports Marketing, of PepsiCo, Inc. from 2011 to 2015. Prior to that, Ms. Storms served as Senior Vice President, Sports Marketing of PepsiCo-owned Gatorade from 2009 to 2011 and served in various marketing and programming leadership positions at Turner Broadcasting System/Turner Sports, most recently as Senior Vice President, Sports Programming and Marketing, from 1995 to 2009. Ms. Storms has served on our Board of Directors since April 2016 and brings substantial marketing, advertising, and strategic experience to our Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”), to be the Company’s independent registered public accounting firm for the fiscal year ending February 4, 2018, and recommends that the shareholders vote for ratification for such appointment. KPMG has been engaged as our independent registered public accounting firm since 2010. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of KPMG as the Company’s independent registered public accounting firm for the 2017 fiscal year to shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of KPMG to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the fees (dollars shown are in thousands) for professional audit services and fees for other services provided to the Company by KPMG, for the 2015 fiscal year which ended on January 31, 2016 and the 2016 fiscal year which ended on January 29, 2017:

	2016	2015
Audit Fee(1)	$855	$948
Audit-Related Fees	-	-
Tax Fees	-	-
Total	$855	$948

(1) Includes fees for services for the audit of the Company’s annual financial statements, the reviews of the interim financial statements, audit of the Company’s internal control over financial reporting, implementation of accounting pronouncements, assistance with SEC filings, and fees related to the follow-on offerings of our Common Stock subsequent to our initial public offering.

The Audit Committee has established a policy whereby the outside auditors are required to annually provide service-specific fee estimates and seek pre-approval of all audit, audit-related, tax and other services prior to the performance of any such services. Individual engagements anticipated to exceed the pre-approved thresholds must be separately approved by the Audit Committee. For both fiscal 2016 and 2015, 100% of all services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG was compatible with such firm’s independence.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP.

PROPOSAL NO. 3

TO AMEND OUR THIRD AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO ALLOW FOR A MAJORITY VOTING STANDARD

FOR UNCONTESTED ELECTIONS OF DIRECTORS

Our Board has recommended and is seeking shareholder approval of an amendment to our Third Amended and Restated Certificate of Incorporation (the “Certificate”) to remove the requirement that directors be elected by a plurality of votes cast. This amendment would enable the Board to adopt a majority voting standard for uncontested elections. The Board intends to approve an amendment to the Company’s bylaws that will implement a majority voting standard for uncontested elections of directors if shareholders approve this proposed amendment to our Certificate.

Article V of our Certificate currently provides that directors shall be elected by a plurality of the votes cast. Under this standard, the nominees receiving the greatest number of votes “for” their election are elected as directors. In an uncontested election, in which the number of nominees does not exceed the number of directors to be elected, a director can be elected by a single vote cast in his or her favor. To reflect our commitment to accountability and good governance, our Board has determined that it is in the best interests of the Company and its shareholders to adopt a majority voting standard for uncontested elections of directors.

A majority voting standard would require each director nominee to receive a majority of votes cast, meaning that the number of votes cast “for” must exceed those cast “against” the director. Such a policy would also require any incumbent director who failed to receive a majority of the votes cast to submit an offer of resignation to the Board. The Company’s Nominating and Corporate Governance Committee would then recommend to the Board whether or not to accept the resignation offer, and the Company would publicly disclose its decision regarding the offer within 90 days of the certification of election results. For contested elections, in which there are more nominees than board seats, a plurality standard would still apply, in order to prevent “failed elections” in which no or too few directors receive a majority vote.

If this proposal is approved, the Company intends to file a Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, reflecting the elimination of the plurality vote requirement. The Board also intends to amend the Company’s bylaws to adopt a majority voting standard substantially as described above. This description of the proposed amendment to our Certificate is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Certificate, as proposed to be amended, attached to this proxy statement as Appendix A.

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Company’s outstanding stock entitled to vote on this proposal will be required to approve this proposal. Abstentions will have the same effect as voting against this proposal. Broker non-votes will have no effect on the outcome of the proposal. The approval of this proposal is not conditioned on the approval of Proposal 4, 5, or 6.

The Board of Directors recommends a vote FOR the amendment of our Third Amended and Restated Certificate of Incorporation to allow for a majority voting standard for uncontested elections of directors.

PROPOSAL NO. 4

TO AMEND OUR THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

TO ELIMINATE THE SUPERMAJORITY VOTE PROVISIONS

FOR AMENDING OUR CERTIFICATE OF INCORPORATION

Our Board has recommended and is seeking shareholder approval for amendments to our Certificate that would eliminate the supermajority vote provisions described below, and replace these requirements with a majority vote requirement. Currently, Article XI of our Certificate requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Company’s outstanding stock entitled to vote thereon to amend, modify, or repeal the following Articles in our Certificate:

•	Article V (Management)

•	Article VI (Election of Directors)

•	Article VII (Exculpation and Indemnification of Directors)

•	Article VIII (Stockholder Action)

•	Article IX (Section 203 of the DGCL)

•	Article X (Severability)

•	Article XI (Amendment of Certificate of Incorporation)

•	Article XII (Amendment of Bylaws)

•	Article XIII (Forum)

•	Article XIV (Corporate Opportunities)

Our Board recognizes that a majority voting standard for effecting changes to the Certificate increases the ability of shareholders to participate in governance of the Company and aligns the Company with recognized best practices in corporate governance.

If the proposal is approved, the Company intends to file a Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, reflecting the elimination of all supermajority vote requirements for amending the Company’s Certificate. As a result, at future meetings of shareholders, the affirmative vote of the holders of a majority in voting power of the Company’s outstanding stock entitled to vote on the matter will be required to amend all provisions of the Company’s Certificate of Incorporation. This description of the proposed amendment to our Certificate is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Certificate, as proposed to be amended, attached to this proxy statement as Appendix A.

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Company’s outstanding stock entitled to vote on this proposal will be required to approve this proposal. Abstentions will have the same effect as voting against this proposal. Broker non-votes will have no effect on the outcome of the proposal. The approval of this proposal is not conditioned on the approval of Proposals 3, 5, or 6.

The Board of Directors recommends a vote FOR the amendment of our Third Amended and Restated Certificate of Incorporation to eliminate the supermajority vote provisions for amending the Certificate of Incorporation.

PROPOSAL NO. 5

TO AMEND OUR THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

TO ELIMINATE THE SUPERMAJORITY VOTE PROVISION

FOR AMENDING OUR BYLAWS

Our Board has recommended and is seeking shareholder approval for amendments to our Certificate that would eliminate the supermajority vote provisions described below, and replace these requirements with a majority vote requirement. Currently, Article XII of our Certificate requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Company’s outstanding stock entitled to vote generally in the election of directors to amend, modify, or repeal the Company’s bylaws or to adopt new bylaws.

Our Board recognizes that a majority voting standard for effecting changes to the Company’s bylaws increases the ability of shareholders to participate in governance of the Company and aligns the Company with recognized best practices in corporate governance.

If the proposal is approved, the Company intends to file a Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, reflecting the elimination of the supermajority vote requirement for amending the Company’s bylaws, and the Company intends to make certain conforming changes to its bylaws. As a result, at future meetings of shareholders, the affirmative vote of the holders of a majority in voting power of the Company’s outstanding stock entitled to vote on the matter will be required to amend the Company’s bylaws. This description of the proposed amendment to our Certificate is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Certificate, as proposed to be amended, attached to this proxy statement as Appendix A.

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Company’s outstanding stock entitled to vote on this proposal will be required to approve this proposal. Abstentions will have the same effect as voting against this proposal. Broker non-votes will have no effect on the outcome of the proposal. The approval of this proposal is not conditioned on the approval of Proposals 3, 4, or 6.

The Board of Directors recommends a vote FOR the amendment of our Third Amended and Restated Certificate of Incorporation to eliminate the supermajority vote provision for amending our Bylaws.

PROPOSAL NO. 6

TO AMEND OUR THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

TO ELIMINATE OBSOLETE PROVISIONS

Our Board has recommended and is seeking shareholder approval for amendments to our Certificate that would eliminate a number of provisions relating to Oak Hill Capital Management, LLC and certain of its affiliates (“Oak Hill”) that have become obsolete as a result of Oak Hill no longer owning any of the Company’s stock. These provisions:

•	describe indemnification rights of certain employees or affiliates of Oak Hill (Article VII(H));

•	provide that, for so long as Oak Hill owns 40% or more of the Company’s outstanding stock, shareholder action may be taken by written consent in lieu of a meeting of shareholders (Article VIII(A));

•	provide that, for so long as Oak Hill owns 10% or more of the Company’s outstanding stock, Oak Hill may cause a special meeting to be called by making a written request to the Secretary of the Company (Article VIII(B));

•	provide an opt-out from the restrictions on certain transactions involving the Company and significant shareholders that are contained in Section 203 of the General Corporation Law of the State of Delaware, allowing transactions involving Oak Hill to not be subject to any such restrictions, while transactions involving all other shareholders would be subject to the same restrictions as if the Company had not opted out of the law (Article IX);

•	require, for so long as Oak Hill owns 10% or more of the Company’s outstanding stock, the additional approval of Oak Hill for amendments to the above-described Articles VII(H) and VIII of the Certificate; and

•	renounce the Company’s interest in corporate opportunities that are presented to Oak Hill.

Our Board believes it is in the best interests of our shareholders to eliminate these provisions to avoid potential confusion relating to provisions that are no longer applicable.

If the proposal is approved, the Company intends to file a Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, reflecting the elimination of obsolete provisions relating to Oak Hill, and the Company intends to make certain conforming amendments to its bylaws. This description of the proposed amendment to our Certificate is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Certificate, as proposed to be amended, attached to this proxy statement as Appendix A.

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Company’s outstanding stock entitled to vote on this proposal will be required to approve this proposal. Abstentions will have the same effect as voting against this proposal. Broker non-votes will have no effect on the outcome of the proposal. The approval of this proposal is not conditioned on the approval of Proposals 3, 4, or 5.

The Board of Directors recommends a vote FOR the amendment of our Third Amended and Restated Certificate of Incorporation to eliminate obsolete provisions.

PROPOSAL NO. 7

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking you to provide an advisory, non-binding vote to approve the compensation awarded to our named executive officers, as we have described in the “Executive Compensation” section of this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the compensation program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program. These objectives include: to align pay to performance; to provide market-competitive pay; and to create sustained shareholder value.

We are asking you to indicate your support for our named executive officer compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our compensation program is designed appropriately and works to ensure that the interests of our executive officers, including our named executive officers, are aligned with your interest in long-term value creation.

Accordingly, we ask you to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Dave & Buster’s Entertainment, Inc. approve the compensation awarded to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

This resolution is non-binding on the Board of Directors. Although non-binding, the Board of Directors and Compensation Committee will review the voting results and consider your concerns in their continued evaluation of the Company’s compensation program. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer, it will not be binding or overrule any decision by the Board of Directors, and it will not restrict or limit the ability of the shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The Board of Directors recommends an advisory vote FOR the approval of our executive compensation.

DIRECTORS AND CORPORATE GOVERNANCE

Composition and Board Independence

Our Board of Directors currently consists of nine members. Our Board of Directors has affirmatively determined that all of our directors other than our Chief Executive Officer are independent directors under the applicable rules of NASDAQ. In addition, our Board of Directors has affirmatively determined that each member of the Audit Committee, Messrs. Crawford, Griffith, Halkyard and Sheehan, satisfies the independence requirements for members of an audit committee as set forth in Rule 10A-3(b)(1) of the Exchange Act.

Corporate Governance

The Board of Directors met six times in fiscal 2016, including regular and special meetings. During this period, no individual director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees on which he served.

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. The charters for each of these committees are posted on our website at http://ir.daveandbusters.com/governance.cfm.

The Audit Committee, comprised of Messrs. Crawford, Dodds, Griffith, Halkyard and Sheehan, and chaired by Mr. Sheehan, recommends to the Board of Directors the appointment of the Company’s independent auditors, reviews and approves the scope of the annual audits of the Company’s financial statements, reviews our internal control over financial reporting, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the independent auditors and periodically reviews major accounting policies. It operates pursuant to a charter that was adopted in October 2014. The Audit Committee held seven meetings during fiscal 2016. The Board of Directors has determined that each of the members of the Audit Committee is qualified as a “financial expert” under the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC.

The Compensation Committee comprised of Mr. Griffith, Ms. Mueller and Ms. Storms, and chaired by Mr. Griffith, reviews the Company’s compensation philosophy and strategy, administers incentive compensation and stock option plans, reviews the Chief Executive Officer’s performance and compensation, reviews recommendations on compensation of other executive officers, and reviews other special compensation matters, such as executive employment agreements. The Compensation Committee operates pursuant to a charter that was adopted in October 2014. The Compensation Committee held five meetings during fiscal 2016.

The Nominating and Corporate Governance Committee, comprised of Mr. Halkyard, Mr. Lacy and Ms. Mueller, and chaired by Mr. Lacy, identifies and recommends the individuals qualified to be nominated for election to the Board of Directors, recommends the member of the Board of Directors qualified to be nominated for election as its Chairperson, recommends the members and chairperson for each committee of the Board of Directors, periodically reviews and assesses our Corporate Governance Guidelines and Principles and Code of Business Conduct and Ethics and oversees the annual self-evaluation of the performance of the Board of Directors and the annual evaluation of the performance of our management. The Nominating and Corporate Governance Committee operates pursuant to a charter that was adopted in October 2014. The Nominating and Corporate Governance Committee held two meetings during fiscal 2016.

The Finance Committee, comprised of Messrs. Crawford, Dodds, Halkyard, and Sheehan, and chaired by Mr. Halkyard, assists the Board of Directors in fulfilling its financial management oversight responsibilities by (i) assessing, overseeing and evaluating from time to time, policies and transactions affecting our financial objectives, including (ii) reviewing our indebtedness, strategic planning, capital structure objectives, investment programs and policies, (iii) periodically auditing major capital expenditures, including real estate acquisitions and new store development, and (iv) working with our management and the Compensation Committee on annual operating goals. The Finance Committee operates pursuant to a charter that was adopted in February 2016. The Finance Committee met three times during fiscal 2016.

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board of Directors has not established a separate committee to facilitate its risk oversight responsibilities. The Board of Directors will continue to monitor and assess whether such a committee would be appropriate. The Audit Committee assists the Board of Directors in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The Board of Directors receives regular reports from management, as well as from the Audit Committee, regarding relevant risks and the actions taken by management to adequately address those risks.

Board of Directors Leadership Structure

Our Board of Directors does not have a policy requiring the roles of the Chairman of the Board and Chief Executive Officer to be filled by separate persons or a policy requiring the Chairman of the Board to be a non-employee director. The Board believes that it is in the best interest of the Company and its Shareholders for the Board to make a determination on whether to separate or combine the roles of Chairman and CEO based upon the Company’s circumstances at any particular point in time, and whether the Chairman role shall be held by an independent director. At present, the positions of Chairman of the Board and Chief Executive Officer of the Company are separate. Alan J. Lacy serves as our Chairman of the Board and Stephen M. King serves as our CEO. Effective with the retirement of Mr. Lacy at the conclusion of the 2017 Annual Meeting, the Board has appointed Mr. King as Chairman of the Board and Michael J. Griffith as Lead Independent Director. As set forth in our Corporate Governance Guidelines and Principals, the Lead Independent Director’s responsibilities include, but are not limited to:

●	Convening, chairing and determining agendas for executive sessions of the non-management directors and coordinating feedback to the Chairman of the Board regarding issues discussed in executive sessions.

●	Determining in consultation with the Chairman of the Board the schedule for board meetings, agenda items and the Board’s information needs associated with those agenda items, and identifying the need for and scope of related presentations.

●	Assisting the Board and its committees in the evaluation of senior management (including the CEO) and communicating the results of such evaluation to the CEO.

●	Serving as an information resource for other directors and acting as liaison between directors, committee chairs and management.

●	Providing advice and counsel to the CEO.

●	Developing and implementing, with the Chairman of the Board and the Nominating and Corporate Governance Committee, the procedures governing the Board’s work.

●	Where appropriate and as directed by the Board, communicating with the Shareholders, rating agencies, regulators and interested parties.

●	Speaking for the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management.

Our Board has determined that due to Mr. King’s extensive knowledge of all aspects of the Company’s business as its Chief Executive Officer, Mr. King is in the best position at this time to lead the Board of Directors as its Chairman, and Mr. Griffith is in the best position to serve in the new capacity as Lead Independent Director. The Board believes that the combined Chairman and CEO structure provides the Company with decisive and effective leadership with clear accountability to our shareholders. This combined role is both counterbalanced and enhanced by the effective oversight and independence of our Board of Directors, and the independent leadership provided by our Lead Independent Director and independent committee chairs. The Board believes that the strong Lead Independent Director, the use of regular executive sessions of the non-management directors, the Board’s strong committee system, and all directors being independent except for Mr. King, allow it to maintain effective oversight of management.

Director Compensation

The following table sets forth the information concerning all compensation earned by our directors during 2016 for service on our Board of Directors.

NAME (1)	FEES EARNED ($) (2)	STOCK AWARDS ($) (3)	OPTION AWARDS ($) (4)(5)	TOTAL ($)
Victor L. Crawford	32,500	60,079	—	92,579
Michael J. Griffith	70,313	57,477	57,494	185,284
Jonathan S. Halkyard	71,250	57,477	57,494	186,221
David A. Jones(6)	33,438	57,477	57,494	148,409
Alan J. Lacy	105,000	57,477	57,494	219,971
Patricia H. Mueller	61,250	57,477	57,494	176,221
Kevin M. Sheehan	80,000	57,477	57,494	194,971
Jennifer Storms	46,875	57,491	57,489	161,855

(1)	Mr. King and Kevin Mailender (a former director who resigned on July 8, 2016) were omitted from the Director Compensation Table as they did not receive compensation for service on our Board of Directors other than reimbursement for out-of-pocket expenses incurred in connection with the rendering of such service.

(2)	Reflects the annual stipend received for service on the Board of Directors, service as chair of a Board of Directors committee, and service as Chairman during 2016. Board members are also reimbursed for out-of-pocket expenses incurred in connection with their board service. Such reimbursements are not included in this table. There are no other fees earned for service on the Board of Directors. Pursuant to the 2016 Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”), each non-employee director has the option to defer payment of all or a portion of his or her annual stipend. Amounts deferred, plus interest accrued thereon, will be distributed upon death or disability of the director or over a period not to exceed five years, as elected by the director, following the date he or she leaves the Board of Directors. Pursuant to the Director Deferred Compensation Plan, Mr. Lacy and Ms. Storms deferred receipt of $62,500 and $16,250 of their annual stipends, respectively.

(3)

The amounts shown in this column represent the aggregate grant date fair values of the restricted stock awarded to Messrs. Griffith, Halkyard, Jones, Lacy and Sheehan and Ms. Mueller on April 7, 2016, to Ms. Storms on April 14, 2016, and to Mr. Crawford on

August 8, 2016. Each share of restricted stock vested one year after the award date. As of January 29, 2017, the aggregate number of shares of Dave & Buster’s Entertainment, Inc. common stock underlying outstanding non-vested restricted stock awards for each non-employee director were: Mr. Crawford – 1,392; Mr. Griffith – 1,470; Mr. Halkyard – 1,470; Mr. Jones – 0; Mr. Lacy – 1,470; Ms. Mueller – 1,470; Mr. Sheehan – 1,470; and Ms. Storms – 1,382.

(4)	The amounts shown in this column represent the aggregate grant date fair values of the stock options awarded to Messrs. Griffith, Halkyard, Jones, Lacy and Sheehan and Ms. Mueller on April 7, 2016 and to Ms. Storms on April 14, 2016. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 9: Share-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K.

(5)	As of January 29, 2017, the aggregate number of shares of Company common stock underlying outstanding option awards for each of the named non-employee directors was: Mr. Crawford – 0 vested and unvested options; Mr. Griffith – 29,137 vested options and 4,545 unvested options; Mr. Halkyard – 29,137 vested options and 4,545 unvested options; Mr. Jones – 0 vested and unvested options; Mr. Lacy – 152,369 vested options and 4,545 unvested options; Ms. Mueller – 5,004 vested options and 4,545 unvested options; Mr. Sheehan – 29,137 vested options and 4,545 unvested options; and Ms. Storms – 0 vested options and 4,224 unvested options.

(6)	Mr. Jones resigned from the Board of Directors on July 8, 2016.

In addition to reimbursement for out-of-pocket expenses incurred in connection with their Board service, our non-employee Board members receive an annual stipend and equity grant for serving as members of our Board of Directors. During fiscal 2016, this compensation was increased so that each non-employee director receives an annual stipend of $65,000 and an annual equity grant of restricted stock units with a value of $125,000. The increased value of restricted stock units reflects in part the elimination of stock options as part of annual compensation. In addition, a non-employee director receives $50,000 for serving as our Chairman, $20,000 for serving as Chair of our Audit Committee, $15,000 for serving as Chair of our Finance Committee, $15,000 for serving as Chair of our Compensation Committee, and $10,000 for serving as Chair of our Nominating and Corporate Governance Committee. Each of Messrs. Griffith, Halkyard, Lacy and Sheehan participate in the Dave & Buster’s Entertainment, Inc. 2010 Management Incentive Plan (the “2010 Stock Incentive Plan”) and the Dave & Buster’s Entertainment, Inc. 2014 Omnibus Incentive Plan (the “2014 Stock Incentive Plan”). Mr. Crawford, Ms. Mueller and Ms. Storms participate in the 2014 Stock Incentive Plan.

Policy Regarding Shareholder Recommendations

The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders in the same manner it considers other candidates, as described below. Shareholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary, Dave & Buster’s Entertainment, Inc., 2481 Mañana Drive, Dallas, Texas 75220 or by email at corporatesecretary@daveandbusters.com.

Shareholders may also propose director nominees by adhering to the advance notice procedure described under “Shareholder Proposals” elsewhere in this Proxy Statement.

Director Qualifications

The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

●	Demonstrated business acumen and leadership, and high levels of accomplishment;

●	Ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;

●	Commitment to understand the Company and its business, industry and strategic objectives;

●	Integrity and adherence to high personal ethics and values, consistent with our Code of Business Conduct and Ethics;

●	Ability to read and understand financial statements and other financial information pertaining to the Company;

●	Commitment to enhancing shareholder value; and

●	Willingness to act in the interest of all shareholders.

In the context of the Board’s existing composition, other requirements (such as prior CEO experience, restaurant, hospitality, gaming, sports-related marketing and branding, or retail industry experience, or relevant senior level experience in finance, accounting, sales and marketing, organizational development, information technology, or public relations) that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered. The Company values diversity on a Company-wide basis and seeks to achieve a diversity of occupational and personal backgrounds on the Board, but has not adopted a specific policy regarding Board diversity. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity through its periodic evaluation of the Board’s composition.

Code of Business Conduct and Ethics and Whistle Blower Policy

In October 2014, the Board of Directors adopted a revised Code of Business Conduct and Ethics applicable to our directors, officers and other employees. The Code of Business Conduct and Ethics is available on our website at http://ir.daveandbusters.com/governance.cfm. We intend to post any material amendments or waivers of our Code of Business Conduct and Ethics that apply to our executive officers on this website. In addition, our revised Whistle Blower Policy (adopted by our Board of Directors in October 2014) is available on our website at http://ir.daveandbusters.com/governance.cfm.

Related Party Transaction Policy

In October 2014, the Board of Directors adopted a Related Party Transaction Policy to provide for timely internal review of prospective transactions with related persons, as well as approval or ratification, and appropriate oversight and public disclosure, of such transactions. The Related Party Transaction Policy generally covers transactions with the Company, on the one hand, and a director or executive officer of the Company, a nominee for election as a director of the Company, any security holder of the Company that owns (owns of record or beneficially) five percent or more of any class of the Company’s voting securities and any immediate family member of any of the foregoing persons, on the other hand.

The Related Party Transaction Policy supplements the provisions of our Code of Business Conduct and Ethics concerning potential conflict of interest situations, which, pursuant to its terms, provides that unless a written waiver is granted (as explained below), employees may not (a) perform services for or have a financial interest in a private company that is, or may become, a supplier, customer or competitor of us; (b) perform services for or own more than 1% of the equity of a publicly traded company that is, or may become, a supplier, customer or competitor of us or (c) perform outside work or otherwise engage in any outside activity or enterprise that may interfere in any way with job performance or create a conflict with our best interests. Employees are under a continuing obligation to disclose to their supervisors any situation that presents the possibility of a conflict or disparity of interest between the employee and us. An employee’s conflict of interest may only be waived if both the legal department and the employee’s supervisor waive the conflict in writing. An officer’s conflict of interest may only be approved pursuant to the Related Party Transaction Policy.

Compensation Committee Interlocks and Insider Participation

During 2016, the members of our Compensation Committee were Mr. Griffith, Ms. Mueller and Ms. Storms.

None of our executive officers serve on the compensation committee or board of directors of any other company of which any of the members of our Compensation Committee or any of our directors is an executive officer.

Communications with the Board of Directors

The Company invites members of the Board of Directors to attend its annual shareholder meeting and requires that they make every effort to attend the Annual Meeting absent an unavoidable and irreconcilable conflict.

If shareholders wish to communicate with the Board of Directors or with an individual director, they may direct such communications in care of the General Counsel, 2481 Mañana Drive, Dallas, Texas 75220. The communication must be clearly addressed to the Board of Directors or to a specific director. The Board of Directors has instructed the General Counsel to review and forward any such correspondence to the appropriate person or persons for response.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership of our common stock by (a) all persons known by us to beneficially own more than 5% of our common stock, (b) each present director, (c) the named executive officers, and (d) all executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 41,971,487 shares of our common stock outstanding as of March 27, 2017, unless otherwise indicated in the footnotes below. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 27, 2017 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. Unless otherwise noted, the address of each beneficial owner is c/o Dave & Buster’s Entertainment, Inc., 2481 Mañana Drive, Dallas, Texas 75220.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned as of March 27, 2017	Percent
5% Shareholders
FMR LLC 82 Devonshire St., Boston, MA 02109 (1)	6,307,593	15.03%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(2)	4,222,756	10.06%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (3)	3,501,294	8.34%
Directors
Stephen M. King (4)	469,410	1.11%
Victor L. Crawford	1,392
Michael J. Griffith (5)	54,913	*
Jonathan S. Halkyard (6)	55,378	*
Alan J. Lacy (7)	328,935	*
Patricia H. Mueller (8)	12,753	*
Kevin M. Sheehan (9)	86,726	*
Jennifer Storms(10)	5,606	*
Named Executive Officers (11)
Sean Gleason (12)	82,889	*
Brian A. Jenkins (13)	167,222	*
John B. Mulleady (14)	72,722	*
Dolf Berle(15)	1	*
Jay L. Tobin (16)	108,597	*
All Executive Officers and Directors as a Group (18 Persons) (17)	1,661,996	3.84%

*	Less than 1%.

(1)	Based on information contained in Schedule 13G/A dated February 13, 2017, filed on February 14, 2017. The Schedule 13G/A reported that FMR LLC owned and had sole dispositive power of 6,307,593 shares of common stock, and had sole voting power over 285,931 shares of common stock.

(2)	Based on information contained in Schedule 13G/A dated February 8, 2017, filed on February 8, 2017. The Schedule 13G/A reported that BlackRock, Inc. owned and had sole dispositive power over 4,222,756 shares of common stock and had sole voting power over 4,151,952 shares of common stock.

(3)	Based on information contained in Schedule 13G/A dated February 9, 2017, filed on February 9, 2017. The Schedule 13G/A reported that The Vanguard Group owned and had sole dispositive power over 3,425,790 shares of common stock, sole voting power over 75,104 shares of common stock, shared voting power over 2,000 shares of common stock and shared dispositive power over 75,504 shares of common stock.

(4)	Shares reflected in the table include 256,363 shares issuable pursuant to outstanding stock options held by Mr. King that are exercisable within 60 days of March 27, 2017. Shares reflected in the table also include 213,046 stock options held by the Stephen and Shauna King Investment Partnership LP (the “Investment Partnership”) that are exercisable within 60 days of March 27, 2017. Stephen and Shauna King Investment Partnership GenPar LLC (“GenPar”) is the general partner of the Investment Partnership. Mr. King is the sole member of GenPar and has sole voting and investment power over all of the shares owned by the Investment Partnership.

(5)	Shares reflected in the table include 3,283 shares owned by Mr. Griffith and 17,948 shares owned by The 2014 Griffith Family Trust dated October 20, 2014 (the “Family Trust”). Currently, Mr. Griffith has sole voting and investment power over all of the shares owned by the Family Trust. Shares reflected in the table also include 33,682 shares issuable pursuant to outstanding stock options held by Mr. Griffith that are exercisable within 60 days of March 27, 2017.

(6)	Shares reflected in the table include 33,682 shares issuable pursuant to outstanding stock options held by Mr. Halkyard that are exercisable within 60 days of March 27, 2017.

(7)	Shares reflected in the table include 3,283 shares owned by Mr. Lacy and 168,738 shares owned by The Alan J. Lacy Irrevocable Qualified Annuity Trust No. 2016-3. Shares reflected in the table include 156,914 shares issuable pursuant to outstanding stock options held by Mr. Lacy that are exercisable within 60 days of March 27, 2017.

(8)	Shares reflected in the table include 9,549 shares issuable pursuant to outstanding stock options held by Ms. Mueller that are exercisable within 60 days of March 27, 2017.

(9)	Shares reflected in the table include 33,682 shares issuable pursuant to outstanding stock options held by Mr. Sheehan that are exercisable within 60 days of March 27, 2017.

(10)	Shares reflected in the table include 4,224 shares issuable pursuant to outstanding stock options held by Ms. Storms that are exercisable within 60 days of March 27, 2017.

(11)	In addition to Mr. King who serves as a director.

(12)	Shares reflected in the table include 72,384 shares issuable pursuant to outstanding stock options held by Mr. Gleason that are exercisable within 60 days of March 27, 2017.

(13)	Shares reflected in the table include 23,413 shares issuable pursuant to outstanding stock options held by Mr. Jenkins that are exercisable within 60 days of March 27, 2017. Shares reflected in the table also include 143,808 stock options held by LTD Partner LP (the “Jenkins Partnership”) that are exercisable within 60 days of March 27, 2017. LTD Partners GenPar LLC (the “Jenkins GenPar”) is the general partner of the Jenkins Partnership. Currently, Mr. Jenkins is the sole member of the Jenkins GenPar and has sole voting and investment power over all the options held by the Jenkins Partnership.

(14)	Shares reflected in the table include 72,721 shares issuable pursuant to outstanding stock options held by Mr. Mulleady that are exercisable within 60 days of March 27, 2017.

(15)	Mr. Berle resigned his position as President and Chief Operating Officer of the Company on December 24, 2016.

(16)	Shares reflected in the table include 27,526 shares issuable pursuant to outstanding stock options held by Mr. Tobin that are exercisable within 60 days of March 27, 2017.

(17)	Shares reflected in the table include a total of 1,282,410 shares issuable pursuant to outstanding stock options held by our Executive Officers and Directors as a group that are exercisable within 60 days of March 27, 2017.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers.

NAME	AGE	POSITION
Stephen M. King (1)	59	Chief Executive Officer and Director
Kevin Bachus	48	Senior Vice President of Entertainment and Games Strategy
Joe DeProspero	42	Vice President Finance
Sean Gleason	52	Senior Vice President and Chief Marketing Officer
Brian A. Jenkins	55	Senior Vice President and Chief Financial Officer
Margo L. Manning	52	Senior Vice President and Chief Operating Officer
Michael J. Metzinger	60	Vice President—Accounting and Controller
John B. Mulleady	56	Senior Vice President of Real Estate and Development
J. Michael Plunkett	66	Senior Vice President of Purchasing and International Operations
Jay L. Tobin	59	Senior Vice President, General Counsel and Secretary

(1)	Mr. King’s biography can be found above under “Proposal No. 1—Election of Directors.”

Set forth below is biographical information regarding our directors and executive officers:

Kevin Bachus has served as our Senior Vice President of Entertainment and Games Strategy since November 2012. Previously, he served as Chief Product Officer of Bebo, Inc., an international social networking site, from September 2010 to November 2012, Executive Vice President and Chief Product Officer of IMO Entertainment LLC, from May 2009 to August 2010, Senior Vice President and Chief Architect of Virrata Games, Inc./PlayDay TV from March 2008 to April 2009, Chief Executive Officer of Uprising Studios from November 2006 to March 2008, Chief Executive Officer of Nival Interactive, Inc. from December 2005 to November 2006, Chief Executive Officer and President of Infinium Labs, Inc. from January 2004 to November 2005, Vice President of Publishing of Capital Entertainment Group, Inc. from October 2001 to September 2003, Director of Third Party Relations-Xbox of Microsoft Corporation from September 1999 to May 2001 and Group Product Manager-DirectX of Microsoft Corporation from June 1997 to September 1999.

Joe DeProspero has served as our Vice President of Finance since May 2010. Previously, he served as our Assistant Vice President of Finance from August 2006 to May 2010. Mr. DeProspero served as Director of Financial Analysis for Arby’s Restaurant Group, a company that owns and operates quick-serve sandwich restaurants, from 2005 to 2006 and for Carlson Restaurants Worldwide, Inc., a company that owns and operates casual dining restaurants worldwide, from 2001 to 2005.

Sean Gleason has served as our Senior Vice President and Chief Marketing Officer since August 2009. From June 2005 until October 2008, Mr. Gleason was the Senior Vice President of Marketing Communications at Cadbury Schweppes where he led initiatives for brands such as Dr Pepper, 7UP and Snapple. From May 1995 until May 2005, he served in various capacities (most recently as Vice President, Advertising/Media/Brand Identity) at Pizza Hut for Yum! Brands, the world’s largest restaurant company.

Brian A. Jenkins has served as our Senior Vice President and Chief Financial Officer since December 2006. From August 1996 until August 2006, he served in various capacities (most recently as Senior Vice President—Finance) at Six Flags, Inc., an amusement park operator. From March 1990 to August

1996, Mr. Jenkins served in various financial positions (most recently as Vice President of Corporate Planning and Business Development) with FoxMeyer Health Corporation, a wholesale pharmaceutical distributor.

Margo L. Manning has served as our Senior Vice President and Chief Operating Officer since December 2016. Previously she served as our Senior Vice President of Human Resources from November 2010 to December 2016, our Senior Vice President of Training and Special Events from September 2006 until November 2010, our Vice President of Training and Sales from June 2005 until September 2006 and as Vice President of Management Development from September 2001 until June 2005. From December 1999 until September 2001, she served as our Assistant Vice President of Team Development, and from 1991 until December 1999, she served in various positions of increasing responsibility for us and our predecessors.

Michael J. Metzinger has served as our Vice President—Accounting and Controller since January 2005. From 1986 until January 2005, Mr. Metzinger served in various capacities (most recently as Executive Director—Financial Reporting) at Carlson Restaurants Worldwide, Inc., a company that owns and operates casual dining restaurants worldwide.

John B. Mulleady has served as our Senior Vice President of Real Estate and Development since April 2012. Mr. Mulleady had been Senior Vice President, Director of Real Estate of BJ’s Wholesale Club, Inc. a leading operator of warehouse clubs in the eastern United States, from June 2008 to April 2012. Previously, Mr. Mulleady served as Vice President of Real Estate at Circuit City Stores, Inc., a consumer electronics retailer, from February 2006 to June 2008.

J. Michael Plunkett has served as our Senior Vice President of Purchasing and International Operations since September 2006. Previously, he served as our Senior Vice President—Food, Beverage and Purchasing/Operations Strategy from June 2003 until June 2004 and from January 2006 until September 2006. Mr. Plunkett also served as Senior Vice President of Operations for Jillian’s from June 2004 to January 2006, as Vice President of Kitchen Operations from November 2000 until June 2003, as Vice President of Information Systems from November 1996 until November 2000 and as Vice President and Director of Training from November 1994 until November 1996. From 1982 until November 1994, he served in operating positions of increasing responsibility for us and our predecessors.

Jay L. Tobin has served as our Senior Vice President, General Counsel and Secretary since May 2006. From 1988 to 2005, he served in various capacities (most recently as Senior Vice President and Deputy General Counsel) at Brinker International, Inc., a company that owns and operates casual dining restaurants worldwide.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors is responsible for establishing the compensation philosophy and ensuring each element of the compensation program encourages high levels of performance among the executive officers and positions the Company for growth. The Compensation Committee ensures our compensation program is fair, competitive, and closely aligns the interests of our executive officers with both the Company’s short and long-term business objectives and the interests of our shareholders. Through a strategic combination of base pay, cash-based short-term incentive plans, and a cash and equity-based long-term incentive plan, our Compensation Committee strives to reward executive officers for meeting certain strategic objectives and increasing shareholder value.

This section describes our compensation program for our named executive officers (“NEOs”) for fiscal 2016. The discussion focuses on our compensation programs and compensation-related decisions for fiscal 2016 and also addresses why we believe our compensation program supports our business strategy and operational plans. For fiscal 2016, our NEOs are:

◾	Stephen M. King – Chief Executive Officer
◾	Brian A. Jenkins – Senior Vice President and Chief Financial Officer
◾	Sean Gleason – Senior Vice President and Chief Marketing Officer
◾	John B. Mulleady – Senior Vice President of Real Estate and Development
◾	Dolf Berle – Former President and Chief Operating Officer
◾	Jay L. Tobin – Senior Vice President, General Counsel and Secretary

Compensation philosophy and overall objectives of executive compensation programs

Our executive compensation philosophy is based upon three core values: pay for performance, market-competitive pay and sustained shareholder value creation.

Pay for Performance—This ensures that we align the interests of senior executives with the interests of our shareholders. Compensation is tied directly to delivering both annual and long-term value creation to our shareholders. Annual incentives focus on efficient and productive operation of the business, while long-term incentives focus on value creation of the enterprise. In addition, we put greater emphasis on the longer-term aspects of the compensation package to help ensure that all actions of management contribute to the multi-year value creation of the business.

Market-Competitive Pay—Paying competitively is critical to the attraction and retention of our key leaders. As a result, we target our executive pay levels as follows:

Pay Component	Market Target
Salary	50th percentile
Annual incentives @ target	50th percentile
Long-term incentive @ target	Average of 50th percentile and 75th percentile

Consistent with our pay for performance core values, compensation above the median target levels is achieved through above-target performance against our annual and long-term incentive goals. We measure our compensation targets against a selected peer group of other food and entertainment companies of comparable size and business models. In addition, we further validate our compensation levels with relevant industry survey data for positions with comparable responsibilities to ensure the most solid foundation possible for our compensation comparisons and decisions.

Sustained Shareholder Value Creation—All of our compensation plans are designed to increase the value we deliver to our shareholders through the selection of proper business performance metrics, the leverage built into the plans for performance achievement and the proper governance of the plans throughout the year by our Compensation Committee. We believe that profitable growth of our enterprise is primary while simultaneously reinforcing an ethical and performance-based culture. Our Compensation Committee approves all goals and awards in advance and monitors progress on their achievement throughout the year. In the long-term incentive plan (the “LTIP”) implemented pursuant to the 2014 Stock Incentive Plan, we use a series of vehicles to reinforce this commitment to sustained shareholder value creation. These vehicles are:

LTIP Vehicle	Weighting as % of LTIP	Focus
Stock Options	50%	Continuous shareholder value creation over time
Restricted Stock Units	35%	Performance in strategic performance areas that build/sustain the enterprise and retention of our key leaders to ensure sustained implementation of our strategy. Restricted Stock Units (“RSUs”) and Performance Cash account for 50% of the overall LTIP target and contribute a robust performance mix.
Performance Cash	15%

Through this combination of vehicles and the design of our programs, we ensure that our expectation for continuous improvement, growth and profitability are achieved while effectively managing any undue risk elements.

Our compensation philosophy guides us in our annual review of compensation, the assessment of the right pay for performance relationship and ensures that when strong performance is achieved, it is appropriately rewarded. Our Compensation Committee annually reviews this philosophy and our compensation plans to ensure they are continuing to meet their stated goals and objectives. If they are not, changes will be made to reestablish the right alignment.

In sum, this philosophy is designed to ensure that shareholders see a return for their investment in our Company and that we are getting the right return on our leadership compensation investment.

Compensation Practices

The following list summarizes executive compensation practices that we have implemented to drive performance and executive compensation practices that we avoid because we do not believe they serve the long-term interests of our shareholders.

What We Do	What We Do Not Do
✓ Set stock ownership guidelines for executives and directors	✗ No hedging or pledging of our stock by executives or directors
✓ Review tally sheets for executives	✗ No dividends paid on unearned performance-based shares
✓ Disclose performance goals for incentive payments	✗ No excise tax gross-ups to any executive
✓ Set maximum payout caps on our annual and long-term incentives	✗ No repricing or cash buyout of underwater stock options
✓ Limit perquisites and other benefits, and do not include income tax gross-ups (except for relocation expenses)	✗ No market timing in granting of equity awards
✓ Subject all variable pay to a compensation recovery “clawback” policy
✓ Have double-trigger change in control agreements
✓ Hire independent consultant reporting directly to the Compensation Committee
✓ Enforce strict insider trader policies and black-out periods for executives and directors

Procedures for determining compensation

Our Compensation Committee has the overall responsibility for designing and evaluating the salaries, incentive plan compensation, policies and programs for our executive officers, including the NEOs. The Compensation Committee relies on input from an independent compensation consultant and the experience of members of the Compensation Committee to guide our compensation decisions, including compensation of our NEOs. In addition, the Compensation Committee relies on input from our Chief Executive Officer regarding an officer’s individual performance (other than himself) and an analysis of our corporate performance. By a delegation of authority from the Board of Directors, the Compensation Committee has final authority regarding the overall compensation structure for the executive officers, including the NEOs.

The compensation of our executive officers consists primarily of four major components:

●	base salary;

●	annual incentive awards;

●	long-term incentive awards; and

●	other benefits.

Each of these components is discussed in detail in “Elements of Compensation” below.

When making compensation decisions, the Compensation Committee considers, among other things:

●	The Company’s short- and long-term performance relative to financial and strategic targets;

●	The executive officer’s prior experience and sustained individual performance;

●	The significance of the executive officer’s contributions to the ongoing success of the Company;

●	The scope of the executive officer’s responsibilities;

●	The future value the executive officer is expected to bring to the Company; and

●	The results of benchmarking studies, which illustrate value of the executive officer’s total compensation package relative to others in the industries with which we compete for talent.

In 2016, the Compensation Committee engaged the compensation consulting firm Aon Hewitt to conduct a benchmarking study of executive compensation programs, provide analysis and advice regarding plan design for short- and long-term incentive plans, and provide analysis and advice concerning trends and regulatory developments in executive compensation. Aon Hewitt evaluated our market competitiveness against (a) a custom peer group and (b) Aon Hewitt’s Total Compensation Measurement survey of retail companies. The peer group against which we compared ourselves in fiscal 2016 includes casual dining restaurants that offer an “experience” and companies that focus on entertainment, including casino & gaming companies; hotels, resorts & cruise lines; and leisure facilities. All are publicly-traded companies that have revenues between 0.33 times to 3.0 times our revenue and in aggregate, have a restaurant/entertainment mix similar to our income mix:

BJ’s Restaurants, Inc.	Eldorado Resorts, Inc.	Red Robin Gourmet Burgers, Inc.
Bravo Brio Restaurant Group, Inc.	Ignite Restaurant Group, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	Intrawest Resorts Holdings, Inc.	SeaWorld Entertainment, Inc.
Cedar Fair, L.P.	International Speedway Corporation	Six Flags Entertainment Corporation
The Cheesecake Factory Incorporated	Isle of Capri Casinos, Inc.	Speedway Motorsports, Inc.
Churchill Downs Incorporated	The Marcus Corporation	Texas Roadhouse, Inc.
DineEquity, Inc.	Pinnacle Entertainment, Inc.	Vail Resorts, Inc.

Due to the size differences among the peer group and the Company, Aon Hewitt used regression analysis to size-adjust the results.

With respect to the compensation for the Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance and sets his compensation. With respect to our corporate performance as a factor in compensation decisions, the Compensation Committee considers, among other aspects, the achievement of our long-term and short-term strategic goals, revenue goals, profitability, and return to our investors. Our Chief Executive Officer plays an important advisory role in the compensation-setting process of the other executive officers, including the NEOs. Our Chief Executive Officer evaluates the performance of the other executive officers and makes recommendations to the Compensation Committee concerning performance objectives and salary and bonus levels for the other executive officers, including the NEOs. The

Compensation Committee annually discusses the recommendations with the Chief Executive Officer. The Compensation Committee may, in its sole discretion, approve, in whole or in part, the recommendations of the Chief Executive Officer. In fiscal 2016, the Compensation Committee approved Mr. King’s recommendations for salary and bonus with respect to each of the other executive officers, including the NEOs.

Pay for Performance Alignment

We work to leverage our executive compensation structure in order to drive outstanding Company performance and provide appropriate rewards for sustained, strong individual performance. A significant portion of each executive officer’s pay is at-risk and awarded in the form of cash- and stock-based short- and long-term incentive grants. These incentive grants, which are discussed below, link each executive officer’s annual income to the achievement of short- and long-term financial and strategic goals. As such, executive officers, including the NEOs, face a risk of forfeiture or a reduced payout if the Company fails to meet its financial and strategic objectives. Under each incentive plan, target compensation is only earned if the designated financial and strategic objectives are met. Each incentive plan offers above-target payouts for outstanding performance; alternatively, no incentive may be earned if a threshold level of performance is not achieved. Further, the Compensation Committee aims to link any adjustments to an executive officer’s base salary to his or her individual performance.

In evaluating whether the compensation programs appropriately link each executive officer’s compensation to the Company performance, the Compensation Committee recognizes that, under the leadership of the executive officers, the Company had a great deal of success in 2016. Key accomplishments are detailed in our Annual Report on Form 10-K. The Compensation Committee believes each element of the compensation program was effective at aligning the executive officers with the Company’s objectives and the interests of shareholders and at recognizing the success the Company achieved as a result of their leadership.

Elements of compensation

Base salary

A portion of each executive officer’s total compensation is in the form of base salary. This is a fixed cash payment, expressed as an annualized salary. The salary component was designed to provide the executive officers with consistent income and to attract and retain talented and experienced executives capable of managing our operations and strategic growth. In alignment with our compensation philosophy, the Compensation Committee believes that ensuring base salary levels position us appropriately relative to the market and reflect the performance and level of responsibility of each executive officer is key to providing a competitive total compensation package. Annually, the performance of each executive officer, including the NEOs, is reviewed by the Compensation Committee using information and evaluations provided by the Chief Executive Officer, taking into account our operating and financial results for the year, an assessment of the contribution of each executive officer to such results, the achievement of our strategic growth and any changes in the role and responsibility of an executive officer. In addition, the Compensation Committee considers the results of the benchmarking study and the market competitiveness of each NEO’s base salary (generally targeting the 50th percentile of the benchmark data) to determine appropriate merit- and market-based increases to each executive’s base salary. In the second quarter of fiscal 2016, four of the NEOs received merit-based increases to base salary. Mr. Mulleady and Mr. Tobin received lump sum payments of $15,000 and $10,000, respectively, in lieu of a merit-based increase.

	New Base	Previous Base	Percentage Increase
Stephen M. King	$750,000	$720,000	4.2%
Brian A. Jenkins	$410,000	$395,850	3.6%
Sean Gleason	$330,000	$314,650	4.9%
John B. Mulleady	$390,775	$390,775	0%
Dolf Berle	$440,000	$426,300	3.2%
Jay L. Tobin	$365,400	$365,400	0%

The Compensation Committee believes the increases and lump sum payments awarded are commensurate with each NEO’s individual contribution to the Company’s success and that the resulting market positioning of each NEO is consistent with the considerations outlined above. In the fourth quarter of 2016, the Compensation Committee awarded an additional 7.3% increase to Mr. Jenkins after reviewing the results of the benchmarking study. This action increased his annualized base salary to $440,000 and brought Mr. Jenkins’ base salary in line with market and recognized his consistent outstanding performance.

Annual Incentive Awards

The Executive Incentive Plan created under the 2014 Omnibus Incentive Plan (the “Executive Incentive Plan”) is designed to recognize and reward our employees for contributing towards the achievement of our annual business plan. The Compensation Committee believes the Executive Incentive Plan provides a valuable short-term incentive program that delivers a cash bonus opportunity for key employees, including the NEOs, upon achievement of targeted operating results, as determined by the Compensation Committee and the Board of Directors. The Executive Incentive Plan also supports our efforts to integrate our compensation philosophies with our annual business objectives and focus our executive officers on the fulfillment of those objectives.

In considering and approving the annual plan design, the Compensation Committee reviews target bonus percentages for each executive officer, including the NEOs, and considers the value of the incentive award relative to the individual’s total compensation package, the value of the incentive award and total compensation package relative to the benchmark data, and the degree to which the individual can influence the Company’s achievement of its short-term financial and strategic objectives. The Compensation Committee also reviews annually the financial and strategic objectives that will comprise the components of the Executive Incentive Plan, the target for each component, and the payout percentages at threshold, target, and maximum performance for each component. The Compensation Committee relies on input from its compensation consultant, the results of benchmarking data, and analysis from our Chief Executive Officer to determine the appropriateness of the target bonus percentages for each executive officer (including the NEOs), the components of the Executive Incentive Plan, the targets for each component, and the payout percentages at each level of performance.

The fiscal 2016 incentive plan for most non-executive participants was based on our targeted “EBITDA” (net income, plus (a) interest expense (net), (b) loss on debt retirement, (c) provision (benefit) for income taxes, and (d) depreciation and amortization expense) for fiscal 2016. Substantially all of the NEOs received a bonus based on achievement of various corporate objectives (including items such as EBITDA, revenues, and similar measures) as determined by the Compensation Committee. With the exception of Mr. Gleason, our Senior Vice President and Chief Marketing Officer, and Mr. Mulleady, our Senior Vice President of Real Estate and Development, bonus payouts for our NEOs were based 75% on the achievement of an EBITDA target, 12.5% on the achievement of a total revenue target, and 12.5% on the achievement of targeted comparable store sales growth. Comparable store sales (a year-over-year comparison of sales at stores open at the end of the period which have been open for at least 18 months as of the beginning of each of the fiscal years) is a key performance indicator used within the industry and is indicative of acceptance of our initiatives as well as local economic and consumer trends. We had 66 comparable stores at the beginning of fiscal 2016. Mr. Gleason’s bonus payout was based 50% on the achievement of an EBITDA target, 25% on the achievement of a total revenue target, and 25% on the achievement of targeted comparable store sales growth. Mr. Mulleady’s bonus was based on EBITDA, the achievement of a target related to signed leases, and the achievement of a target related to new store construction costs. The Compensation Committee reviews and modifies the performance goals for the Executive Incentive Plan as necessary to ensure reasonableness, support of our strategy and consistency with our overall objectives. The EBITDA target for fiscal 2016 was 19.2% higher than fiscal 2015 EBITDA and the revenue target was 13.9% higher than fiscal 2015 revenues. With respect to Mr. Mulleady’s objectives, the targets for signed leases and new store construction were aligned with our development strategy and intended to build the pipeline for future growth. In setting Mr. Mulleady’s targets, the Compensation Committee considered prior results and the level of performance needed to achieve development goals and set the targets at levels it believed were challenging but attainable.

Under each executive officer’s employment agreement (including the NEOs) and the Executive Incentive Plan, a target bonus opportunity is expressed as a percentage of annualized base salary as of the end of the fiscal year, prorated according to the percentage of the fiscal year the executive officer is employed by the Company. Target levels are established based upon a review of market practices and align to the Company’s compensation philosophy. Bonuses above or below the target level may be paid subject to a prescribed maximum or minimum. Bonus attainment is calculated separately for each component of the Executive Incentive Plan. Below a minimum threshold level of performance, no awards will be granted under the Executive Incentive plan. The threshold, target, and maximum percentages for each of the NEOs in 2016 under the Executive Incentive Plan are outlined in the table below.

	% of Salary at	% of Salary at	% of Salary at
	Threshold	Target	Maximum
Stephen M. King	22.5%	90.0%	180.0%
Brian A. Jenkins	15.0%	60.0%	120.0%
Sean Gleason	15.0%	60.0%	120.0%
John B. Mulleady	11.3%	60.0%	120.0%
Dolf Berle	17.5%	70.0%	140.0%
Jay L. Tobin	15.0%	60.0%	120.0%

The table below outlines the targets and relative payout percentages for the EBITDA, total revenue, and comparable store sales growth, signed leases, and new store construction components of the Executive Incentive Plan. Below a minimum threshold level of performance, no awards will be granted under the Executive Incentive Plan. The calculations are subject to straight-line interpolation between threshold and target performance and between target and maximum performance. The performance thresholds on the financial measures were set at a level that ensures no payout will be made unless the Company exceeded prior year performance.

	Performance			Bonus as % of Target
Component	Threshold	Target	Maximum	Threshold	Target	Maximum
EBITDA(1)	$208.1	$225.0	$247.5	25%	100%	200%
Total Revenue(1)	$938.0	$987.4	$1,086.2	50%	100%	200%
Comparable Store Sales Growth	0.0%	3.5%	7.0%	0%	100%	200%
Signed Leases	7	10	13	25%	100%	200%
New Store Construction(2)	—	Within 7.5% of Budget	—	0%	100%	200%

(1)	Dollar amounts are represented in millions.
(2)	Mr. Mulleady may be awarded the target new store construction bonus if the average actual total construction cost for building each new store opened in fiscal 2016 is within 7.5% of budget. If target EBITDA or better is achieved, the portion of Mr. Mulleady’s bonus associated with new store construction will increase at the same slope as the EBITDA bonus, based on EBITDA achievement.

At the close of the performance period, the Compensation Committee determined the bonuses for the executive officers, including the NEOs, following the annual audit and reporting of financial results for fiscal 2016 and reported the awards to the Board of Directors. The Compensation Committee authorized bonuses to the executive officers, including the NEOs, in amounts that were commensurate with the results achieved during fiscal 2016. In reviewing fiscal 2016 results, the Compensation Committee recognized that we exceeded target EBITDA and Total Revenue and exceeded threshold Comparable Store Sales Growth, which resulted in an award above target level performance for substantially all employees, including the NEOs. Mr. King, Mr. Jenkins, and Mr. Tobin were paid 147.7% of their target bonus opportunity for fiscal 2016. Mr. Gleason was paid 134.1% of his target bonus opportunity, based on the achievement of performance in excess of target on EBITDA and Total Revenue, and performance between threshold and target on Comparable Store Sales Growth. Mr. Mulleady achieved performance at the maximum payout level on the portion of his bonus linked to the attainment of restaurant development objectives; therefore, he was paid 171.1% of his target bonus opportunity for fiscal 2016. The tables below outline the 2016 performance results and bonus payments made under the Executive Incentive Plan to each NEO.

Component	Target	Actual	% of Target	Payout %
EBITDA(1)	$225.0	$238.8	106.1%	161.4%
Revenue(1)	$987.4	$1,005.2	101.8%	118.0%
Comparable Store Sales Growth	3.5%	3.3%	94.3%	95.4%
Signed Leases	10	14	140.0%	200.0%
New Store Construction(2)	Within 7.5% of Budget	2.2%	Target Achieved	161.4%

(1)	Dollar amounts are represented in millions

(2)	The average total construction cost for building each new store opened in fiscal 2016 was within target. Mr. Mulleady’s bonus then increased at the same slope as the EBITDA bonus. Therefore, Mr. Mulleady earned a payout of 161.4% of target for the portion of his bonus associated with new store construction.

	Target Bonus	Bonus Paid	% of Target
Stephen M. King	$675,000	$997,258	147.7%
Brian A. Jenkins	$264,000	$390,039	147.7%
Sean Gleason	$198,000	$265,433	134.1%
John B. Mulleady	$234,465	$401,099	171.1%
Dolf Berle(1)	$0	$0	0%
Jay L. Tobin	$219,240	$323,909	147.7%

(1)	Mr. Berle was not employed on the date the fiscal 2016 bonuses were paid; therefore, he did not earn any bonus under the 2016 Executive Incentive Plan.

The Compensation Committee believes the incentive awards were warranted and consistent with the performance of each executive officer, including the NEOs, during fiscal 2016 based on the Compensation Committee’s evaluation of each individual’s overall contribution to accomplishing our fiscal 2016 corporate goals and of each individual’s achievement of strategic and individual performance goals during the year.

Long-term Incentive Awards

The Compensation Committee believes that it is essential to align the interests of the executive officers, including the NEOs, and other key management personnel responsible for our growth with the interests of our shareholders. The Compensation Committee has also identified the need to retain tenured, high performing executives. The Compensation Committee believes that these objectives are accomplished through the provision of cash- and stock-based incentives that align the interests of management personnel with the long-term objectives of enhancing our value, as set forth in the 2014 Stock Incentive Plan.

Annually, the Compensation Committee determines whether to grant long-term cash- and/or stock-based incentives to executive officers, including the NEOs, and other key management personnel. In determining whether to award grants, the Compensation Committee considers Company performance, individual performance, the significance of individuals’ contributions to the ongoing success of the Company, the valuation of the grants relative to the individual’s total compensation, value creation, and the recommendations of our Chief Executive Officer. In addition, the Compensation Committee relies on the benchmarking data and additional analysis provided by the compensation consultant in determining appropriate grant levels for our executive officers, including the NEOs.

During fiscal 2016, the Compensation Committee awarded to the executive officers, including the NEOs, and other key management personnel a combination of service-based non-qualified stock options (“Stock Options”) with gradual vesting schedules, RSUs that vest upon the attainment of pre-established performance targets, and long-term cash incentives (“Performance Cash”) that vest upon the attainment of pre-established performance targets. The Stock Options, which comprise 50% of each NEO’s award, vest in equal installments over a three-year period and are exercisable up to a maximum of 10 years. The exercise prices of the stock option awards were established as the closing price of the Company’s stock on the date following the date on which the Compensation Committee approved the awards. The RSUs, which comprise 35% of each NEO’s award, and Performance Cash, which comprises 15% of each NEO’s award, vest after three years and are based 66.7% on achieving targeted three-year cumulative EBITDA and 33.3% on achieving a targeted return on capital invested in new stores (“ROIC”). The NEOs face a significant risk of forfeiture or reduced payout if the Company fails to meet either of the targets, as the settlement value of the RSUs and Performance Cash varies between 0% and 200% of the target award, depending on EBITDA and ROIC performance, as depicted in the table below. Further, the value of the Stock Options and the RSUs increases or decreases with the changes in the Company’s stock price. The Compensation Committee believes that the mix of 50% Stock Options, 35% RSUs and 15% Performance Cash provides an appropriate balance promoting retention and motivating and rewarding our executive officers and other key employees to deliver long-term financial success.

	3-Year Cumulative EBITDA			3-Year Cumulative ROIC
	Performance (in millions)	Performance as a Percentage of Target	Payout as a Percentage of Target(1)	Performance(2)	Performance as a Percentage of Target	Payout as a Percentage of Target(1)
Below Threshold	Below $641.46	Below 85.0%	0.0%	Below 2.13%	Below 85.0%	0.0%
Threshold	$641.46	85.0%	50.0%	2.13%	85.0%	50.0%
Target	$754.66	100.0%	100.0%	2.50%	100.0%	100.0%
Maximum	$905.59	120.0%	200.0%	3.00%	120.0%	200.0%

(1)	Performance and payouts are subject to straight-line interpolation between points.

(2)	Monthly ROIC for new stores opening during the three-year performance period.

In recognition of his performance and strong contributions to the Company’s success during the 2014 and 2015 fiscal years, the Compensation Committee awarded an off-cycle grant of time-based RSUs to Mr. Gleason in July 2016. The RSUs vest in two equal installments on the fourth and fifth anniversary of the grant. Mr. Gleason will forfeit any unvested RSUs if his employment with the Company terminates prior to the date of vesting of the RSUs.

Other Benefits

Retirement Benefits. Our employees, including our NEOs, are eligible to participate in the 401(k) retirement plan on the same basis as other employees. However, tax regulations impose a limit on the amount of compensation that may be deferred for purposes of retirement savings. As a result, we established the Select Executive Retirement Plan (the “SERP”). See “2016 Nonqualified Deferred Compensation” for a discussion of the SERP.

Perquisites and Other Benefits. We offer our NEOs a modest perquisite allowance and an annual executive physical. We believe these perquisites, which comprise less than 3% of each NEO’s total compensation, are reasonable and round out a competitive compensation program that enhances our ability to attract and retain executive talent. See “2016 Summary Compensation Table.”

Severance Benefits. We have entered into employment agreements with each of our NEOs. These agreements provide our NEOs with certain severance benefits in the event of involuntary termination or adverse job changes and are key to attracting and retaining key executives. See “Employment Agreements.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code under the Omnibus Budget Reconciliation Act of 1993 limits the deductibility of certain compensation over $1,000,000 paid by a company to an executive officer. In light of section 162(m), the Compensation Committee may modify, where reasonably necessary, our executive compensation program to maximize the tax deductibility of compensation paid to covered employees. At the same time, the Compensation Committee also believes that the overall performance of our executive officers cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining the form and the amount of compensation is in our best interest and those of our shareholders. In general, the Compensation Committee structures its pay programs to limit the impact of section 162(m).

Stock Ownership Guidelines

Our ownership guidelines were established in order to further align the interests of our Chief Executive Officer, NEOs and executive officers with shareholders and encourage each executive officer to maintain a long-term equity stake in the Company. The guidelines provide that each executive officer must hold a multiple of his or her annual base salary in the Company’s stock and include the following holding requirement:

Position	Ownership Requirement (multiple of base salary)
Chief Executive Officer	7 times
Chief Financial Officer and Chief Operating Officer	3 times
Other Senior Vice Presidents	2 times

Equity counted toward the ownership requirement includes stock ownership, vested and unexercised stock options, time-based restricted stock, 401(k) or other similar plan holdings, and stock beneficially owned in a trust. Each current executive officer has until October 2019 to achieve the minimum ownership requirement. Any executive hired or promoted into an executive officer role would have five years from the date of hire or promotion to achieve the requirement.

Clawback Policy

The Company has adopted a clawback policy providing for the adjustment or recovery of compensation in certain circumstances. If the Board of Directors, upon recommendation of the Compensation Committee, determines that, as a result of a restatement of our financial statements because of material noncompliance with any financial reporting requirement under the securities laws, an executive officer has received more compensation than would have been paid absent the incorrect financial statements, within the three-year period immediately preceding the date on which the Company is required to prepare the restatement, the Board of Directors, in its discretion, shall take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. In certain cases, such action may include, to the extent permitted by applicable law: (i) requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive officer; (ii) causing the partial or full cancellation of RSUs, Performance Cash, and Stock Options; (iii) adjusting the future compensation of such executive officer; and (iv) dismissing or taking legal action against the executive officer, in each case as the Board, upon recommendation of the Compensation Committee, determines to be in the Company’s best interests and that of our shareholders. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities. Any incentive-based awards or payments or other compensation paid to current and former executive officers under employment agreements or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement (including compliance with the Dodd-Frank Act), will be subject to the deductions and clawback as may be required by law, government regulation or stock exchange listing requirement.

Risk Assessment Disclosure

Our Compensation Committee assessed the risk associated with our compensation practices and policies for employees, including a consideration of the balance between risk-taking incentives and risk-mitigating factors in our practices and policies. The assessment determined that any risks arising from our compensation practices and policies are not reasonably likely to have a material adverse effect on our business or financial condition.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with the management of the Company. Based on that review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in this Annual Report on Form 10-K.

Michael J. Griffith, Chair

Patricia H. Mueller

Jennifer Storms

2016 Summary Compensation Table

The following table sets forth information concerning all compensation that we paid or accrued during fiscal 2016, 2015, and fiscal 2014 to or for each of our NEOs.

NAME AND PRINCIPAL POSITION	YEAR	SALARY(2) ($)	BONUS ($)(3)	STOCK AWARDS ($)(4)	OPTION AWARDS(5) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION(6) ($)	TOTAL ($)
Stephen M. King	2016	742,500		699,968	999,997	997,258	52,231	3,491,954
(CEO)	2015	717,500		583,971	834,241	1,271,824	59,932	3,467,468
	2014	676,250			1,560,000	1,107,808	35,053	3,379,111
Brian A. Jenkins	2016	410,156		242,420	346,367	390,039	44,033	1,433 015
(SVP and CFO)	2015	394,388		191,084	272,998	466,159	39,112	1,363,741
	2014	376,875			517,000	456,386	32,126	1,382,387
Sean Gleason	2016	326,162		654,161	220,243	265,433	37,420	1,503,419
(SVP and CMO)	2015	313,488		70,523	100,740	363,493	37,296	885,540
	2014	296,500	20,000		149,000	353,536	29,645	848,681
John B. Mulleady	2016	390,775	15,000	136,733	195,378	401,099	27,650	1,166,635
(SVP of Real Estate and Development)	2015	389,331		121,259	173,241	468,930	32,802	1,185,563
	2014	375,625			323,000	462,000	16,663	1,177,288
Dolf Berle(1)	2016	394,268	307	261,071	373,003	0	26,984	1,055,633
(President and COO)	2015	424,725		235,193	335,989	585,687	32,351	1,613,945
	2014	406,875			632,000	573,408	17,731	1,630,014
Jay L. Tobin	2016	365,400	10,000	127,857	182,691	323,909	43,738	1,053,595
(SVP and General Counsel)	2015	364,050		113,395	161,996	430,300	41,185	1,110,926
	2014	352,499			327,000	421,279	31,404	1,132,182

(1)	Mr. Berle left his position with the Company effective December 24, 2016.
(2)	The following salary deferrals were made under the SERP in 2016: Mr. King, $44,550, Mr. Jenkins, $36,785, Mr. Gleason, $32,616, and Mr. Tobin, $21,924.
(3)	Amounts in this column reflect lump sum payments to Mr. Mulleady and Mr. Tobin in 2016, in lieu of merit increases. Amount in this column for Mr. Gleason and Mr. Berle reflect spot bonuses paid in recognition of outstanding performance.
(4)	Amounts in this column reflect the aggregate grant date fair value of RSUs, at target, calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of valuation of RSUs in 2016 appears in Note 9: Share-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K. The grant date fair value for RSUs is reported based upon the probable outcome of the performance conditions on the grant date in accordance with SEC rules. The value of the RSUs granted in fiscal 2016, assuming achievement of the maximum performance level of 200% and based on the Company’s stock price on the date the grant was approved, would have been: Mr. King, $1,399,936; Mr. Jenkins, $484,840; Mr. Gleason, $308,342; Mr. Mulleady, $273,466; Mr. Berle, $522,142; and Mr. Tobin, $255,714. In addition, the amount in this column for Mr. Gleason includes $499,990 in value of time-based RSUs granted to Mr. Gleason in fiscal 2016 based on the Company’s stock price on the date the grant was approved.
(5)	Amounts in this column reflect the aggregate grant date fair value of options calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of valuation of options granted in 2016 appear in Note 9: Share-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K.
(6)	The following table sets forth the components of “All Other Compensation” for fiscal 2016:

NAME	PERQUISITE ALLOWANCE ($)	COMPANY CONTRIBUTIONS TO RETIREMENT & 401(K) PLANS(a) ($)	EXECUTIVE PHYSICAL ($)	TOTAL ($)
Stephen M. King	30,000	22,231		52,231
Brian A. Jenkins	25,000	14,278	4,755	44,033
Sean Gleason	25,000	12,420	—	37,420
John B. Mulleady	25,000	2,650		27,650
Dolf Berle	22,596	1,120	3,268	26,984
Jay L. Tobin	25,000	13,612	5,126	43,738

(a)	Amounts include Company contributions to the 401(k) and SERP that were based on the Company’s performance during the 2016 fiscal year and the Company’s fixed contributions to the 401(k) plan and SERP that were made during the 2016 fiscal year.

Grants of Plan-Based Awards in Fiscal 2016

The following table shows the grants of plan-based awards to the named executive officers in fiscal 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: # of Securities Underlying Options	Exercise or Base Price of Option Award ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen M. King	Cash Incentive(1)	N/A	$168,750	$675,000	$1,350,000					—	—	—
	Perfomance Cash(2)	4/7/2016	$150,000	$300,000	$600,000
	RSUs(3)	4/7/2016	—	—	—	8,951	17,902	35,804		—		$699,968
	Stock Options	4/7/2016								72,833	$39.10	$999,997
Brian A. Jenkins	Cash Incentive(1)	N/A	$66,000	$264,000	$528,000					—	—	—
	Perfomance Cash(2)	4/7/2016	$51,955	$103,911	$207,821
	RSUs(3)	4/7/2016	—	—	—	3,100	6,200	12,400		—		$242,420
	Stock Options	4/7/2016								25,227	$39.10	$346,367
Sean Gleason	Cash Incentive(1)	N/A	$49,500	$198,000	$396,000
	Perfomance Cash(2)	4/7/2016	$33,038	$66,077	$132,153
	RSUs(3)	4/7/2016				1,972	3,943	7,886				$154,171
	Stock Options	4/7/2016								16,041	$39.10	$220,243
	RSUs(4)	7/18/2016							10,504			$499,990
John B. Mulleady	Cash Incentive(1)	N/A	$43,962	$234,465	$468,930
	Perfomance Cash(2)	4/7/2016	$29,308	$58,616	$117,233
	RSUs(3)	4/7/2016				1,749	3,497	6,994				$136,733
	Stock Options	4/7/2016								14,230	$39.10	$195,378
Dolf Berle	Cash Incentive(1)	N/A	$77,000	$308,000	$616,000
	Perfomance Cash(2)	4/7/2016	$55,952	$111,904	$223,808
	RSUs(3)	4/7/2016				3,339	6,677	13,354				$261,071
	Stock Options	4/7/2016								27,167	$39.10	$373,003
Jay L. Tobin	Cash Incentive(1)	N/A	$54,810	$219,240	$438,480
	Perfomance Cash(2)	4/7/2016	$27,405	$54,810	$109,620
	RSUs(3)	4/7/2016				1,635	3,270	6,540				$127,857
	Stock Options	4/7/2016								13,306	$39.10	$182,691

(1)	Reflect annual Executive Incentive Plan award opportunity described under “Annual Incentive Awards” above and actual payouts are recorded under “Non-Equity Incentive Plan Compensation” in the “2016 Summary Compensation Table.”

(2)	The amounts shown in the “Threshold” column reflect the minimum payment level under the Company’s Performance Cash component of the LTIP. The minimum award level is 50% of target (“Target”) and the maximum award is 200% of target (“Maximum”). Threshold is represented with the minimum possible payout, but zero payout is possible if threshold performance measures are not met.
(3)	The shares shown in the “Threshold” column reflect the minimum payment level under the Company’s RSU component of the 2014 Stock Incentive Plan. The minimum award level is 50% of target (“Target”) and the maximum award is 200% of target (“Maximum”). Threshold is represented with the minimum possible payout, but zero payout is possible if threshold performance measures are not met.
(4)	The shares shown reflect an award of RSUs to Mr. Gleason in recognition of his strong performance and contribution to the Company’s success. These RSUs vest in equal installments on July 18, 2020 and July 18, 2021.

Outstanding Equity Awards at Fiscal Year-End 2016

	Option Awards						Stock Awards
NAME	EXERCISABLE		UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT YET VESTED		INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(14) ($)
Stephen M. King	0		72,833	(1)	39.10	4/7/2026	35,804	(12)	1,962,059
	22,925	(2)	45,850	(3)	31.71	4/9/2025	36,832	(13)	2,018,394
	0		184,615	(4)	16.00	10/9/2024
	399,281	(5)	0		4.44	6/1/2020
Brian A. Jenkins	0		25,227	(1)	39.10	4/7/2026	12,400	(12)	679,520
	7,502	(2)	15,004	(3)	31.71	4/9/2025	12,052	(13)	660,450
	0		61,183	(4)	16.00	10/9/2024
	143,808	(5)	0		4.44	6/1/2020
Sean Gleason							10,504	(11)	575,619
	0		16,041	(1)	39.10	4/7/2026	7,886	(12)	432,153
	2,769	(2)	5,536	(3)	31.71	4/9/2025	4,448	(13)	243,750
	0		17,633	(4)	16.00	10/9/2024
	61,500	(5)	0		4.44	6/1/2020
John B. Mulleady	0		14,230	(1)	39.10	4/7/2026	6,994	(12)	383,271
	4,761	(2)	9,521	(3)	31.71	4/9/2025	7,648	(13)	419,110
	0		38,225	(4)	16.00	10/9/2024
	13,499	(6)	8,999	(7)	9.34	9/27/2023
	29,708	(8)	26,998	(9)	8.30	5/3/2023
	0		6,749	(10)	5.07	4/16/2022
Dolf Berle	—		—		—	—
Jay L. Tobin	0		13,306	(1)	39.10	4/7/2026	6,540	(12)	358,392
	4,452	(2)	8,903	(3)	31.71	4/9/2025	7,152	(13)	391,930
	0		38,698	(4)	16.00	10/9/2024
	14,186	(5)	0		4.44	6/1/2020

(1)	These options represent unvested service-based options granted under the 2014 Stock Incentive Plan. One-third of these options will vest on each of April 7, 2017, April 7, 2018 and April 7, 2019.

(2)	These options represent vested service-based options granted under the 2014 Stock Incentive Plan. These options vested on April 9, 2016.

(3)	These options represent unvested service-based options granted under the 2014 Stock Incentive Plan. These options will vest equally on April 9, 2017 and April 9, 2018.

(4)	These options represent unvested service-based options granted under the 2014 Stock Incentive Plan. Half of these options will vest on each of October 9, 2017 and October 9, 2018.

(5)	These options represent vested service-based and performance-based options granted under the 2010 Stock Incentive Plan. These options vested ratably over a five-year period, commencing on June 1, 2011, the first anniversary of the date of the grant.

(6)	These options represent vested service-based options granted under the 2010 Stock Incentive Plan. These options vest ratably over a five-year period, commencing on September 27, 2014, the first anniversary of the date of grant.

(7)	These options represent unvested service-based options granted under the 2010 Stock Incentive Plan. These options will vest as described in (6) above.

(8)	These options represent vested service-based options granted under the 2010 Stock Incentive Plan. These options vest ratably over a five-year period commencing on May 3, 2014, the first anniversary of the date of grant.

(9)	These options represent unvested service-based options granted under the 2010 Stock Incentive Plan. These options will vest as described in (8) above.

(10)	These options represent unvested service-based options granted under the 2010 Stock Incentive Plan. Half of these options vested on April 16, 2017 and the remaining half will vest on April 16, 2018.

(11)	This grant reflects an award of RSUs to Mr. Gleason in recognition of his strong performance and contribution to the Company’s success. These RSUs vest in equal installments on July 18, 2020 and July 18, 2021.

(12)	These grants reflect maximum RSU awards under the Fiscal 2016-Fiscal 2018 LTIP.

(13)	These grants reflect maximum RSU awards under the Fiscal 2015-Fiscal 2017 LTIP.

(14)	The market value is equal to the number of shares underlying the units based on achieving maximum performance goals, multiplied by the closing market price of the Company’s common stock on January 27, 2016, the last trading day of the Company’s fiscal year.

Fiscal 2016 Option Exercises and Stock Vested

	OPTION AWARDS
NAME	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)
Stephen M. King	172,500	7,798,448
Brian A. Jenkins	129,750	5,978,404
Sean Gleason	43,000	1,834,556
John B. Mulleady	27,500	981,555
Dolf Berle	298,185	14,445,476
Jay L. Tobin	75,000	2,935,567

2016 Nonqualified Deferred Compensation

The SERP is a defined contribution plan designed to permit a select group of management or highly compensated employees to set aside base salary on a pre-tax basis. The SERP has a variety of investment options similar in type to our 401(k) plan. Each pay period, the Company matches 25% of the employee’s contributions, up to the first 6% of salary deferred. At the end of the year, if the Company’s EBITDA target is met, the Company contributes an additional amount, equal to the employer match contributed each pay period. Any employer contributions to a participant’s account vest in equal portions over a five-year period, and become immediately vested upon termination of a participant’s employment on or after age 65 or by reason of the participant’s death or disability, and upon a change of control (as defined in the SERP). Pursuant to Section 409A of the Code, however, such distribution cannot be made to certain employees of a publicly traded corporation before the earlier of six months following the employee’s termination date or the death of the employee. Withdrawals from the SERP may be permitted in the event of an unforeseeable emergency.

The following table shows contributions to each NEO’s deferred compensation account in 2016 and the aggregate amount of such officer’s deferred compensation as of January 29, 2017.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2)(3) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Balance at Last Fiscal Year- End(4) ($)
Stephen M. King	$44,550	$22,231	$57,116	$524,842
Brian A. Jenkins	$36,785	$11,607	$19,994	$332,605
Sean Gleason	$32,616	$9,763	$30,170	$182,966
John B. Mulleady	—	—	—	—
Dolf Berle	—	—	—	—
Jay L. Tobin	$21,924	$10,962	$18,914	$255,526

(1)	Amounts are included in the “Salary” column of the “2016 Summary Compensation Table.”

(2)	Amounts shown are matching contributions pursuant to the deferred compensation plan. These amounts are included in the “All Other Compensation” column of the “2016 Summary Compensation Table.”

(3)	No amount reported in this column was reported as compensation to the officer in the “2016 Summary Compensation Table” in previous years.

(4)	The portion of these amounts derived from executive contributions made in previous years were included in the “Salary” column of the “Summary Compensation Table” in the years when the contributions were made. The portion of these amounts derived from matching contributions made in previous years were included in the “All Other Compensation” column of the “Summary Compensation Table” in the years when the executive contributions were made.

Employment Agreements

We have entered into employment agreements with our NEOs to reflect the then current compensation arrangements of each of the NEOs and to include additional restrictive covenants, including a one-year non-competition provision and a two-year non-solicitation and non-hire provision. The employment agreement for each NEO provides for an initial term of one year, subject to automatic one-year renewals unless terminated earlier by the NEO or us. Under the terms of the employment agreements, each NEO is entitled to a minimum base salary and may receive an annual salary increase commensurate with such officer’s performance during the year, as determined by the Board of Directors of Dave & Buster’s Management Corporation, Inc. Our NEOs are also entitled to participate in the Executive Incentive Plan, the 2014 Stock Incentive Plan and in any profit sharing, qualified and nonqualified retirement plans and any health, life, accident, disability insurance, sick leave, supplemental medical reimbursement insurance, or benefit plans or programs as we may choose to make available now or in the future. NEOs also receive an annual perquisite allowance. In addition, the employment agreements contain provisions providing for severance payments and continuation of benefits under certain circumstances including termination by us without Cause (as defined in the employment agreement), upon execution of a general release of claims in favor of us. Each employment agreement also contains a confidentiality and noncompetition covenant.

Potential Payments Upon Termination or Change of Control

The following is a discussion of the rights of the NEOs under the 2010 Stock Incentive Plan, the 2014 Stock Incentive Plan and the employment agreements with the NEOs following a termination of employment or change of control.

2010 Stock Incentive Plan

Pursuant to the 2010 Stock Incentive Plan, certain vested stock options shall terminate on the earliest of (a) the day on which the executive officer is no longer employed by us due to the termination of such employment for cause, (b) the thirty-first day following the date the executive officer is no longer employed by us due to the termination of such employment upon notice to us by the executive officer without good reason having been shown, (c) the 366th day following the date the executive officer is no longer employed by us by reason of death, disability, or due to the termination of such employment (i) by the executive officer for good reason having been shown or (ii) by us for reason other than for cause, or (d) the tenth anniversary of the date of grant. Subject to the provisions of the immediately following sentence, all options that are not vested and exercisable on the date of termination of employment shall immediately terminate and expire on such termination date. Following the adoption of the 2014 Stock Incentive Plan, no further grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, or cash-based awards will be made pursuant to the 2010 Stock Incentive Plan.

2014 Stock Incentive Plan

Pursuant to the 2014 Stock Incentive Plan, all Stock Options will terminate on the day on which the executive officer is no longer employed by us due to the termination of such employment for cause. Due to a termination of employment caused by reason of death or disability of the executive officer, any unvested portion of Stock Options shall immediately become vested and all vested options shall remain exercisable until the earlier of (a) one year following the date of death or disability and (b) the expiration of the option term. Upon the termination of employment by reason of retirement (defined as termination of employment other than for cause, after obtaining (a) age 60 and completing ten years of continued service with the Company or (b) age 65), the unvested portion of the Stock Option shall continue to vest on each remaining vesting date and the vested portion of the Stock Option shall remain exercisable until the expiration of the option term. Upon the termination of employment for any reason other than those described above, any unvested portion of the option shall immediately terminate and be forfeited without consideration and the vested Stock Options shall remain exercisable until the earlier of (a) 90 days following such termination of employment and (b) the expiration of the option term. Future award agreements will specify the effect of a holder’s termination of employment, including the extent to which equity grants will be forfeited and the extent to which awards requiring exercise will remain exercisable. Such provisions will be determined in the sole discretion of the Compensation Committee.

Pursuant to grants made under the 2014 Stock Incentive Plan, RSUs and Performance Cash (collectively, “Awards”) will terminate on the date in which the executive officer is no longer employed by us due to termination of such employment due to any reason other than death, disability, retirement, without cause, or for good reason related to a change of control. Following termination of employment caused by death or disability of the executive officer, Awards shall be settled based on actual performance during the full performance period, notwithstanding the termination of service. Following termination of employment by reason of retirement (defined as termination of employment, other than for cause, after obtaining (a) age 60 and completing 10 years of continued service with the Company or (b) age 65), Awards shall be settled based on actual performance during the full performance period, notwithstanding the termination of the employee’s service, prorated to reflect the number of days in the performance period that preceded or included the date of termination of service. Following termination of employment without cause or for good reason either within 90 days before or within 12 months following a change in control of the Company, Awards shall be settled based on actual performance during the full performance period, notwithstanding the termination of service, prorated to reflect the number of days in the performance period that preceded or included the day of termination of service. Following termination of employment for any reason other than those described above, any unvested portion of an Award shall immediately terminate and be forfeited without consideration. Future Award agreements will specify the effect of a holder’s termination of employment, including the extent to which equity grants will be forfeited and the extent to which awards requiring exercise will remain exercisable. Such provisions will be determined in the sole discretion of the Compensation Committee.

If there is a change of control of the Company, then, unless prohibited by law, the Compensation Committee is authorized (but not obligated) to make adjustments to the terms and conditions of outstanding awards, including, without limitation, continuation or assumption of outstanding awards; substitution of new awards with substantially the same terms as outstanding awards; accelerated exercisability, vesting and/or lapse of restrictions for outstanding awards immediately prior to the occurrence of such event; upon written notice, provision that any outstanding awards must be exercised, to the extent then exercisable, during a specified period determined by the Compensation Committee (contingent upon the consummation of the change of control), following which unexercised awards shall terminate; and cancellation of all or any portion of outstanding awards for fair market value (which may be the intrinsic value of the award and may be zero); and cancellation of all or any portion of outstanding awards for fair value (as determined in the sole discretion of the Compensation Committee and which may be zero).

Under the 2014 Stock Incentive Plan, a change of control generally is triggered by the occurrence of any of the following: (i) an acquisition of 30% or more of the outstanding shares or the voting power of the outstanding securities generally entitled to vote in the election of directors; (ii) with certain exceptions, individuals on the Board of Directors on the date of effectiveness of the plan cease to constitute a majority of the Board of Directors; (iii) consummation of a reorganization, merger, amalgamation, statutory share exchange, consolidation or like event to which the Company is a party or a sale or disposition of all or substantially all of the Company’s assets, unless the Company’s shareholders continue to own more than 50% of the outstanding voting securities, no person beneficially owns 30% or more of the outstanding securities of the Company and at least a majority of the members of the Board of Directors after such event were members of the Board of Directors prior to the event; or (iv) a complete liquidation or dissolution of the Company.

Employment Agreements

Deferred Compensation. All contributions made by an executive officer to a deferred compensation account, and all vested portions of our contributions to such deferred compensation account, shall be disbursed to the executive officer upon termination of employment for any reason. Currently, only Messrs. King, Jenkins, Gleason and Tobin have made contributions to a deferred compensation account.

Resignation. If an executive officer resigns from employment with us, such officer is not eligible for any further payments of salary, bonus, or benefits and such officer shall only be entitled to receive that compensation which has been earned by the officer through the date of termination. Notwithstanding the foregoing, the Company may, at its sole option, elect to provide payments and other severance benefits described below under “Involuntary Termination Not for Cause” and the officer shall be bound by various restrictive covenants contained in the employment agreements. These payments shall cease at such time as it is determined that the officer is not in full compliance with such restrictive covenants.

Involuntary Termination Not for Cause. In the event of involuntary termination of employment other than for Cause (as defined in the employment agreements), an executive officer would be entitled to 12 months of severance pay at such officer’s then-current base salary (24 months of severance pay for Mr. King), the pro rata portion of the annual bonus, if any, earned by the officer for the then-current fiscal year, 12 months continuation of such officer’s perquisite allowance, and monthly payments for a period of 12 months equal to the monthly premium required by such officers to maintain health insurance benefits provided by our group health insurance plan, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985.

Termination for Cause. In the event of termination for Cause, the officer is not eligible for any further payments of salary, bonus, or benefits and shall be only entitled to receive that compensation which has been earned by the officer through the date of termination.

Termination for Good Reason. In the event the officer chooses to terminate his or her employment for reasons such as material breach of the employment agreement by us, relocation of the office where the officer performs his or her duties, assignment to the officer of any duties, authority, or responsibilities that are materially inconsistent with such officer’s position, authority, duties or responsibilities or other similar actions, such officer shall be entitled to the same benefits described above under “Involuntary Termination Not for Cause.”

Death or Disability. The benefits to which an officer (or such officer’s estate or representative) would be entitled in the event of death or disability are as described above under “Involuntary Termination Not for Cause.” However, the amount of salary paid to any such disabled officer shall be reduced by any income replacement benefits received from the disability insurance we provide.

Information concerning the potential payments upon a termination of employment or change of control is set forth in tabular form below for each NEO. Information is provided as if the termination, death, disability or change of control (as defined in the 2014 Stock Incentive Plan) and certain other liquidity events had occurred as of January 29, 2017 (the last day of fiscal 2016).

Name	Benefit	Resignation ($)	Termination W/Out Cause($)	Termination With Cause($)	Termination for Good Reason($)	Death/ Disability ($)	Change in Control ($)
Stephen M. King	Salary	—	1,500,000	—	1,500,000	1,500,000	—
	Bonus (2) Perquisite	—	675,000	—	675,000	675,000	—
	Allowance	—	30,000	—	30,000	30,000	—
	H & W Benefits Deferred	—	16,682	—	16,682	16,682	—
	Compensation	524,842	524,842	524,842	524,842	524,842	524,842
Brian A. Jenkins	Salary	—	440,000	—	440,000	440,000	—
	Bonus (2) Perquisite	—	264,000	—	264,000	264,000	—
	Allowance	—	25,000	—	25,000	25,000	—
	H & W Benefits Deferred	—	22,850	—	22,850	22,850	—
	Compensation	332,605	332,605	332,605	332,605	332,605	332,605
Sean Gleason	Salary	—	330,000	—	330,000	330,000	—
	Bonus (2) Perquisite	—	198,000	—	198,000	198,000	—
	Allowance	—	25,000	—	25,000	25,000	—
	H & W Benefits Deferred	—	22,850	—	22,850	22,850	—
	Compensation	182,966	182,966	182,966	182,966	182,966	182,966
John B. Mulleady	Salary	—	390,775	—	390,775	390,775	—
	Bonus (2) Perquisite	—	234,465	—	234,465	234,465	—
	Allowance	—	25,000	—	25,000	25,000	—
	H & W Benefits Deferred	—	22,850	—	22,850	22,850	—
	Compensation	—	—	—	—	—	—
Dolf Berle(1)	Salary	—	—	—	—	—	—
	Bonus (2) Perquisite	—	—	—	—	—	—
	Allowance	—	—	—	—	—	—
	H & W Benefits Deferred	—	—	—	—	—	—
	Compensation	—	—	—	—	—	—
Jay L. Tobin	Salary	—	365,400	—	365,400	365,400	—
	Bonus (2) Perquisite	—	219,240	—	219,240	219,240	—
	Allowance	—	25,000	—	25,000	25,000	—
	H & W Benefits Deferred	—	22,850	—	22,850	22,850	—
	Compensation	255,526	255,526	255,526	255,526	255,526	255,526

(1)	Mr. Berle was no longer an employee of the Company on January 29, 2017.
(2)	Accrued and unpaid non-equity incentive compensation payable assuming target performance in 2016 pursuant to our Executive Incentive Plan.

Equity Compensation Plan Information

The following table sets forth information concerning the shares of common stock that may be issued upon exercise of options under the 2010 Stock Incentive Plan and the 2014 Stock Incentive Plan as of January 29, 2017:

EQUITY COMPENSATION PLANS APPROVED BY SECURITY HOLDERS	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS
2010 Stock Incentive Plan	1,225,093		$5.35		—
2014 Stock Incentive Plan	961,587	(1)	$26.93	(2)	2,111,256

Total plans	2,186,640		$14.84	2)	2,111,256

(1)	Includes 105,303 performance-based restricted stock units and assumes shares issued upon vesting of performance-based units vest at 100% of target number of units. Actual number of shares issued on vesting of performance units could be a minimum award level of 50% of target, but zero payout is possible if threshold measures are not met. The award level is based on actual performance over the three-year vesting period compared to target performance.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

TRANSACTIONS WITH RELATED PERSONS

Relationship with Oak Hill Capital Partners

Our former director, Kevin M. Mailender, is a partner of Oak Hill Capital Management, LLC (“Oak Hill”). Our former director, David A. Jones, is a Senior Advisor to Oak Hill’s private equity funds (the “Oak Hill Funds”). During Fiscal 2016, the Oak Hill Funds sold all of the 3,993,362 shares of common stock of the Company which they beneficially owned as of April 22, 2016.

Procedures for Approval of Related Party Transactions

In October 2014, our Board of Directors adopted a Related Party Transaction Policy, which sets forth the policies and procedures for the review and approval or ratification of related party transactions. See “Directors and Corporate Governance-Related Party Transaction Policy.” This policy is administered by our Audit Committee. The policy provides that, in determining whether or not to recommend the approval or ratification of a related party transaction, the relevant facts and circumstances that should be considered, including, among other factors it deems appropriate, the position within or relationship of the related party with the Company, the materiality of the transaction, whether the interested transaction is on terms comparable to a transaction that could be available on an arms-length basis, and the extent of the related party’s interest in the transaction. In fiscal 2016, the Company and its officers and directors did not engage in any related party transactions.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed with management and KPMG, the independent registered public accounting firm, our audited financial statements as of and for the year ended January 29, 2017. We have also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, have considered the compatibility of non-audit services with the firm’s independence, and discussed with the auditors the firm’s independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K.

Kevin M. Sheehan, Chair

Victor L. Crawford

Michael J. Griffith

Jonathan S. Halkyard

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 and SEC rules require our directors, executive officers and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the Securities and Exchange Commission. The Company believes that with the exception of one late filing relating to an equity grant in April 2016 for each of Messrs. Bachus, DeProspero, Gleason, Griffith, Halkyard, Jenkins, Jones, King, Lacy, Metzinger, Mulleady, Plunkett, Sheehan, and Tobin, Ms. Manning, and Ms. Mueller, all reports were timely filed by its directors and executive officers.

SHAREHOLDER PROPOSALS

Shareholder proposals for inclusion in the Company’s Proxy Statement and a form of proxy relating to the Company’s 2018 annual meeting of shareholders must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company no later than the close of business on December 27, 2017, assuming the Company does not change the date of the 2018 annual meeting of shareholders by more than 30 days before or 90 days after the anniversary of the 2017 Annual Meeting. Any matter so submitted must comply with the other provisions of the Company’s bylaws and be submitted in writing to the Secretary at the principal executive offices.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting. As daily business may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please vote via the Internet, by phone, or by requesting, completing and mailing a paper proxy card, so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

We will provide, without charge, on the written request of any shareholder, a copy of our 2016 Annual Report on Form 10-K and Proxy Statement. Shareholders should direct such requests to the Company’s Corporate Secretary at 2481 Mañana Drive, Dallas, TX 75220. Our SEC filings are available to the public in the SEC’s website at www.sec.gov or at www.daveandbusters.com. Our 2016 Annual Report on Form 10-K and other information on our website and the SEC’s website are not incorporated by reference in this Proxy Statement.

APPENDIX A

Provided that the shareholders of the Company vote in favor of Proposals 3, 4, 5, and 6, set forth below is the Company’s Fourth Amended and Restated Certificate of Incorporation.

~~THIRD~~FOURTH AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF

DAVE & BUSTER’S ENTERTAINMENT, INC.

Dave & Buster’s Entertainment, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.    The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware on April 28, 2010, under the name Games Acquisition Corp., filed an Amended and Restated Certificate of Incorporation on June 1, 2010 to change the name of the Corporation to Dave & Buster’s Parent, Inc., filed a Certificate of Amendment on July 14, 2011 to change the name of the Corporation to Dave & Buster’s Entertainment, Inc., filed a Second Certificate of Amendment on October 9, 2014 to effectuate a stock split of its Common Stock, ~~and~~ filed a Second Amended and Restated Certificate of Incorporation on October 16, 2014, and filed a Third Amended and Restated Certificate of Incorporation on June 17, 2016.

2.    This ~~Third~~Fourth Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the Corporation as heretofore amended and restated, has been duly adopted by the Corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the stockholders of the corporation.

3.    The date of filing of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation is ~~June 17~~[●], ~~2016~~2017 (the “Effective Time”).

4.     The certificate of incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is “Dave & Buster’s Entertainment, Inc.” (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

(A) Classes of Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 450,000,000 shares, which shall be divided into two classes of stock to be designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock that the Corporation is authorized to issue is 400,000,000 shares, par value $0.01 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 50,000,000 shares, par value $0.01 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of either the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of either the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(B) Common Stock. The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock, are as follows:

1.    Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by such rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.    Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Notwithstanding any other provision of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation (as the same may be further amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL. On each matter on which they are entitled to vote, the holders of the outstanding shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such stockholder.

3.    Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.    Liquidation. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section (B)(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

(C)    Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate pursuant to the DGCL (the “Preferred Stock Designation”), setting forth such resolution or resolutions and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.    the designation of the series, which may be by distinguishing name, number, letter or title;

2.    the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3.    the rights in respect of any dividends (or methods of determining the dividends), if any, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid, the amounts or rates at which dividends, if any, will be payable on, and the preferences, if any, of shares of such series in respect of dividends, whether such dividends, if any, shall be cumulative or noncumulative and the date or dates upon which such dividends shall be payable;

4.    the redemption rights and price or prices, if any, for shares of the series, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or another corporation or entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

5.    the amounts payable out of the assets of the Corporation on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

6.    whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

7.    any restrictions on the issuance of shares of the same series or any other class or series;

8.    the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

9.    any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions thereof, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

MANAGEMENT

This Article V is inserted for the management of the business and for the conduct of the affairs of the Corporation.

(A) General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

(B) Election of Directors; Number of Directors. At each annual meeting, directors shall be elected to hold office until the next annual meeting and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. ~~At any meeting of stockholders at which directors are to be elected, directors shall be elected by the plurality vote of the votes cast by the holders of shares present or represented at the meeting and entitled to vote thereon.~~ Subject to the rights of holders of any series of Preferred Stock to elect additional directors, the number of the directors of the Corporation shall be fixed from time to time by resolution of the Board.

(C) Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect directors, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy shall hold office for the remaining term of his or her predecessor.

(D) Removal. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

(E) Committees. Pursuant to the Amended and Restated Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

ARTICLE VI

ELECTION OF DIRECTORS

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

EXCULPATION AND INDEMNIFICATION OF DIRECTORS

(A) Limited Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal or modification of this Article VII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(B) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in section (D) of this Article VII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

(C) Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law, as the same exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

(D) Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such proceeding the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E) Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, written agreement approved by the Board, vote of stockholders or disinterested directors or otherwise.

(F) Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(G) Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

~~(H)    The Corporation hereby acknowledges that any Covered Persons that are employees of the Oak Hill Funds, Oak Hill Capital Management, LLC or any of their respective affiliates (the “Oak Hill Covered Persons”) have, or may in the future have, certain rights to indemnification, advancement of expenses and/or insurance provided by the Oak Hill Funds or other persons or entities that, directly or indirectly, (i) are controlled by, (ii) control, or (iii) are under common control with, the Oak Hill Funds (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Oak Hill Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification or to provide insurance for the same expenses or liabilities incurred by the Oak Hill Covered Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Oak Hill Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation and the Bylaws (or any other agreement between the Corporation and the Oak Hill Covered Persons), without regard to any rights the Oak Hill Covered Persons may have against the Other Indemnitors (whether pursuant to this Certificate of Incorporation, the Bylaws or any other agreement between the Corporation and the Oak Hill Covered Persons, or law), and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all rights and claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Any insurance coverage provided, obtained or paid for by the Corporation, on the one hand, and any Other Indemnitor, on the other hand, shall be subject to the same primary and secondary liability hierarchy set forth in this section (H) of this Article VII. The Corporation shall use its reasonable best efforts to cause any insurance coverage policy contemplated by this section (H) of this Article VII and obtained by the Corporation to contain the same primary and secondary liability hierarchy as set forth in this section (H) of this Article VII. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of the Oak Hill Covered Persons with respect to any claim for which the Oak Hill Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution~~

~~and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Oak Hill Covered Persons against the Corporation. The Corporation and the Oak Hill Covered Persons agree that the Other Indemnitors are express third party beneficiaries of the terms of this section (H) of this Article VII.~~

~~For purposes of this Certificate of Incorporation, “Oak Hill Funds” shall mean, collectively, Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P., funds managed or advised by Oak Hill Capital Management, LLC and each of their respective affiliates (within the meaning of Section 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).~~

ARTICLE VIII

STOCKHOLDER ACTION

(A) Any action required or permitted to be taken by the stockholders of the Corporation must be effected ~~(i)~~ at a duly called annual or special meeting of such holders ~~or (ii) without a meeting by the written consent of such holders. Notwithstanding the foregoing, in the event the Oak Hill Funds collectively own less than forty percent (40.0%) of the then outstanding shares of the Common Stock, then any action required or permitted to be taken by the stockholders of the Corporation may not be effected by any written consent in lieu of a meeting by such stockholders~~; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation.

(B) Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only (1) by or at the direction of the Board~~,~~ or (2) by or at the direction of the Chief Executive Officer of the Corporation ~~or (3) by the Secretary of the Corporation upon the written request of the Oak Hill Funds or any person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) from the Oak Hill Funds ten percent (10%) or more of the issued and outstanding Common Stock, as applicable, provided that the Oak Hill Funds or such person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) from the Oak Hill Funds ten percent (10%) or more of the issued and outstanding Common Stock is a holder of ten percent (10%) or more of the issued and outstanding Common Stock (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market). Except as provided in the preceding sentence, special meetings of the stockholders of the Corporation may not be called by any person or persons.~~.

(C) Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

~~ARTICLE IX~~

~~SECTION 203 OF THE DGCL~~

~~(A)    The Corporation shall not be governed by Section 203 of the DGCL.~~

~~(B)    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:~~

~~(1)    prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or~~

~~(2)     upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or~~

~~(3)    at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2⁄3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.~~

~~(C)    For purposes of this Article IX, references to:~~

~~(1)    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.~~

~~(2)    “associate” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.~~

~~(3)    “business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:~~

~~(i)    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the first paragraph of this Article IX is not applicable to the surviving entity;~~

~~(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;~~

~~(iii)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of the securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this section (C)(3)(iii) of this Article IX shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);~~

~~(iv)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or~~

~~(v)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in section (C)(3)(i)-(iv) above of this Article IX) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.~~

~~(4)     “control,” including the terms “controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.~~

~~(5)     “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (2) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall in no case include or be deemed to include, either of the Oak Hill Funds, any Oak Hill Direct Transferee, any Oak Hill Indirect Transferee or any of their respective affiliates or successors or any group, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (2) any person whose ownership of share in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~

~~(6)    “Oak Hill Direct Transferee” means any person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from the Oak Hill Funds or any of their respective affiliates or successors or a “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of five percent (5%) or more of the then outstanding voting stock of the Corporation; provided that such person was not an “interested stockholder” prior to such acquisition.~~

~~(7)    “Oak Hill Indirect Transferee” means any person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Oak Hill Direct Transferee or any other Oak Hill Indirect Transferee, beneficial ownership of five percent (5%) or more of the then outstanding voting stock of the Corporation; provided that such person was not an “interested stockholder” prior to such acquisition.~~

~~(8)     “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:~~

~~(i)    beneficially owns such stock, directly or indirectly; or~~

~~(ii)    has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be~~

~~deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or~~

~~(iii)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of section (C)(8)(ii) above of this Article IX), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.~~

    ~~person~~

    ~~stock~~

~~(11)    “voting stock” means stock of any class or series entitled to vote generally in the election of directors.~~

ARTICLE ~~X~~ IX

SEVERABILITY

If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE ~~XI~~X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ~~XI~~X. Subject to applicable law, and subject to the rights of the holders of any series of Preferred Stock pursuant to any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the ~~stock of the Corporation~~Corporation’s then outstanding shares entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of

Incorporation, or to adopt any new provision of this Certificate of Incorporation ~~provided, however, notwithstanding anything to the contrary contained herein, Article V (Management), Article VI (Election of Directors), Article VII (Exculpation and Indemnification of Directors), Article VIII (Stockholder Action), Article IX (Section 203 of the DGCL) Article X (Severability) Article XII (Amendment of Bylaws), Article XIII (Forum), Article XIV (Corporate Opportunities) and this Article XI (Amendment of Certificate of Incorporation) may not be amended, modified or repealed (or any provision adopted inconsistent with such provisions) by the stockholders without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class at any annual or special meeting of the stockholders in which notice of such amendment, modification, repeal or adoption is contained; provided~~ further that~~, for so long as Oak Hill or any person that has acquired (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or over-the-counter market) from the Oak Hill Funds ten percent (10%) or more of the issued and outstanding Common Stock is a holder of ten percent (10%) or more of the issued and Common Stock, any alteration, amendment or repeal, in whole or in part, of section (H) of Article VII (Exculpation and Indemnification of Directors) and Article VIII (Stockholder Action) shall require the affirmative approval of the Oak Hill Funds or any such acquirer, as applicable.~~.

ARTICLE ~~XII~~XI

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of ~~at least sixty-six and two-thirds percent (66 2/3%) of the~~a majority in voting power of the Corporation’s then outstanding shares entitled to vote ~~generally in the election of directors~~thereon, voting together as a single class.

ARTICLE ~~XIII~~XII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ~~XIII~~XII.

~~ARTICLE XIV~~

~~CORPORATE OPPORTUNITIES~~

~~To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and the Oak Hill Funds, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to the Oak Hill Funds or any of their respective managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV. Neither the alteration, amendment, addition to or repeal of this Article XIV, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XIV, shall eliminate or reduce the effect of this Article XIV in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XIV, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.~~

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this ~~Third~~Fourth Amended and Restated Certificate of Incorporation has been executed on this ~~17~~[●]th day of ~~June, 2016~~[●], 2017.

DAVE & BUSTER’S ENTERTAINMENT, INC.

By:
Name: Jay L. Tobin
Title: Senior Vice President, General Counsel and Secretary

004CTN1E77

Dave & Buster’s Entertainment, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, 3 and 4 and 1 year on Proposal 5.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 – Victor L. Crawford	☐	☐	02 – Hamish A. Dodds	☐	☐	03 – Michael J. Griffith	☐	☐
04 – Jonathan S. Halkyard	☐	☐	05 – Stephen M. King	☐	☐	06 – Patricia M. Mueller	☐	☐
07 – Kevin M. Sheehan	☐	☐	08 – Jennifer Storms	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm	☐	☐	☐	3. Approval of Majority Voting for Uncontested Elections of Directors	☐	☐	☐
					For	Against	Abstain
4. Approval of Elimination of Supermajority Vote Provisions for Amending our Certificate of Incorporation	☐	☐	☐	5. Approval of Elimination of Supermajority Vote Provisions for Amending our Bylaws	☐	☐	☐

6. Approval of Elimination of Obsolete Provisions in our Certificate of Incorporation	☐	☐	☐	7. Advisory Approval of Executive Compensation	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02C8YB

Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders.

The Proxy Statement and Annual Report on Form 10-K are available at:

www.edocumentview.com/play

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Dave & Buster’s Entertainment, Inc.

Notice of 2017 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 8, 2017

Brian A. Jenkins and Stephen M. King, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Dave & Buster’s Entertainment, Inc. to be held on June 16, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Election of Eight Directors, FOR the Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm, FOR the Amendment of our Certificate of Incorporation to Allow for Majority Voting for Uncontested Elections of Directors, FOR the Amendment of our Certificate of Incorporation to Eliminate the Supermajority Vote Provisions for Amending our Certificate of Incorporation, FOR the Amendment of our Certificate of Incorporation to Eliminate the Supermajority Vote Provisions for Amending our Bylaws, FOR the Amendment of our Certificate of Incorporation to Eliminate Obsolete Provisions, and FOR the Advisory Approval of Executive Compensation.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 8, 2017.

Vote by Internet
• Go to www.envisionreports.com/play
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, 3 and 4 and 1 year on Proposal 5.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 – Victor L. Crawford	☐	☐	02 – Hamish A. Dodds	☐	☐	03 – Michael J. Griffith	☐	☐
04 – Jonathan S. Halkyard	☐	☐	05 – Stephen M. King	☐	☐	06 – Patricia M. Mueller	☐	☐
07 – Kevin M. Sheehan	☐	☐	08 – Jennifer Storms	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm	☐	☐	☐	3. Approval of Majority Voting for Uncontested Elections of Directors	☐	☐	☐
					For	Against	Abstain
4. Approval of Elimination of Supermajority Vote Provisions for Amending our Certificate of Incorporation	☐	☐	☐	5. Approval of Elimination of Supermajority Vote Provisions for Amending our Bylaws	☐	☐	☐

6. Approval of Elimination of Obsolete Provisions in our Certificate of Incorporation	☐	☐	☐	7. Advisory Approval of Executive Compensation	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02C8XB

2017 Annual Meeting Admission Ticket

2017 Annual Meeting of

Dave & Buster’s Entertainment, Inc. Shareholders

Thursday, June 8, 2017, 8:30 a.m. Local Time

W Dallas – Victory Hotel

2440 Victory Park Lane, Dallas, TX 75219

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders.

The Proxy Statement and Annual Report on Form 10-K are available at:

www.envisionreports.com/play

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Dave & Buster’s Entertainment, Inc.

Notice of 2017 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 8, 2017

Brian A. Jenkins and Stephen M. King, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Dave & Buster’s Entertainment, Inc. to be held on June 8, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Election of Eight Directors, FOR the Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm, FOR the Amendment of our Certificate of Incorporation to Allow for Majority Voting for Uncontested Elections of Directors, FOR the Amendment of our Certificate of Incorporation to Eliminate the Supermajority Vote Provisions for Amending our Certificate of Incorporation, FOR the Amendment of our Certificate of Incorporation to Eliminate the Supermajority Vote Provisions for Amending our Bylaws, FOR the Amendment of our Certificate of Incorporation to Eliminate Obsolete Provisions, and FOR the Advisory Approval of Executive Compensation.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)